CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Depositary Shares Each Representing 1/40 of a Share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, $0.01 par value per share	4,600,000 shares	$25.00	$115,000,000	$14,812

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181418

PROSPECTUS SUPPLEMENT

(To the Prospectus dated May 15, 2012)

4,000,000 Depositary Shares

Each Representing a 1/40th Interest in a Share of

Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E

We are offering 4,000,000 depositary shares, which we refer to as the Depositary Shares. Each Depositary Share represents a 1/40th ownership interest in a share of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, $0.01 par value, $1,000 liquidation preference per share (equivalent to $25 per Depositary Share), which we refer to as the “Preferred Stock,” deposited with Registrar and Transfer Company as depositary, or the Depositary. As a holder of Depositary Shares, you will be entitled to all proportional rights and preferences of the Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the Depositary.

Dividends on the Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 15th day of February, May, August and November of each year, commencing on February 15, 2014, at a fixed rate per annum equal to 7.25% from the original issue date to, but excluding, February 15, 2024, and thereafter at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus a spread of 4.60% per annum. If our board of directors or a duly authorized committee of the board fails to declare a full dividend on the Preferred Stock before the dividend payment date for any dividend period, the undeclared dividend shall not be cumulative and shall not accrue or be payable for such dividend period, and we will have no obligation to pay the undeclared dividend for such dividend period, whether or not dividends on the Preferred Stock are declared for any future dividend period. Distributions will be made in respect of the Depositary Shares for any dividend period if and to the extent dividends are paid on the Preferred Stock.

The Preferred Stock has no stated maturity, is not subject to any sinking fund and will remain outstanding unless redeemed at our option. The Preferred Stock may be redeemed at our option, in whole or in part, from time to time, on or after February 15, 2024, at a redemption price equal to $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends (without regard to any undeclared dividends), on any dividend payment date. The Preferred Stock also may be redeemed at our option in whole, but not in part, within 90 days following the occurrence of a “regulatory capital treatment event,” as described herein, at a redemption price equal to $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends (without regard to any undeclared dividends). Any redemption of the Preferred Stock and, in turn, the Depositary Shares is subject to prior approval of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. The Depositary Shares will be redeemed if and to the extent the related shares of Preferred Stock are redeemed by us. The Preferred Stock will not have voting rights except as set forth under “Description of the Preferred Stock—Voting Rights.” A holder of Depositary Shares will be entitled to direct the Depositary how to vote in such circumstances.

Application will be made to list the Depositary Shares on the New York Stock Exchange under the symbol “FNBPrE.” If the listing is approved, trading of the Depositary Shares on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Depositary Shares.

The Depositary Shares are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, or FDIC, or any other government agency.

Investing in our Depositary Shares involves risks. Potential purchasers of the Depositary Shares should consider the information set forth in the “Risk Factors” section beginning on page S-18 of this prospectus supplement, as well as those contained in our reports filed with the Securities and Exchange Commission that are incorporated or deemed to be incorporated by reference herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public offering price	$25.00	$100,000,000
Underwriting discount	$0.7875	$3,150,000
Proceeds, before expenses, to us	$24.2125	$96,850,000

We have granted the underwriters an option to purchase up to an additional 600,000 Depositary Shares within 30 days after the date of this prospectus supplement at the public offering price less the underwriting discount.

The underwriters expect to deliver the Depositary Shares in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants, against payment therefor, in New York, New York on November 1, 2013.

Joint Book-Running Managers

Keefe, Bruyette & Woods A Stifel Company	RBC Capital Markets

Lead Manager

J.P. Morgan

Co-Managers

Janney Montgomery Scott LLC	Sandler O’Neill + Partners, L.P.	Sterne Agee

The date of this prospectus supplement is October 29, 2013.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Depositary Shares offered hereby and this offering. The second part is the accompanying prospectus, which is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Some of the information in the prospectus supplement and the accompanying prospectus may not apply to the Depositary Shares offered hereby or this offering. To the extent the information in this prospectus supplement is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. As permitted under the rules of the SEC, this prospectus supplement and the accompanying prospectus incorporate important information about F.N.B. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus supplement or the accompanying prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. Neither we nor the underwriters are making offers to sell the Depositary Shares offered hereby in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive as implemented in each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Depositary Shares in the Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the securities. Accordingly, any person making or intending to make an offer of the Depositary Shares to the public in that Relevant Member State may only do so in circumstances in which no obligation arises for F.N.B. or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither F.N.B. nor the underwriters have authorized, nor do they authorize, the making of any offer of the Depositary Shares in circumstances in which an obligation arises for F.N.B. or the underwriters to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In the United Kingdom, this prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons who (i) have professional experience in matters relating to investments and fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Order, or (iii) are persons to whom it may lawfully be communicated pursuant to the Order (each such person being referred to as a “Relevant Person”). Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus supplement and the accompanying prospectus must not be acted or relied on by persons who are not Relevant Persons.

The words “F.N.B.,” “we,” “our,” “ours” and “us”, as used herein, refer to F.N.B. Corporation and its subsidiaries, unless otherwise stated.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet website at http://www.sec.gov.

You can also find information about us, including our SEC filings, by visiting our Internet website at http://www.fnbcorporation.com under the tab “Shareholder & Investor Relations.” Information on our website does not constitute part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus.

You can inspect our reports, proxy statements and other information that we file at the offices of the New York Stock Exchange, or the NYSE. For further information about the availability of copies of our SEC filings at the NYSE, you should call (212) 656-5060.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. Therefore, we can disclose important information to you by referring you to any of the SEC filings we describe in the list below. Any information we refer to this way in this prospectus supplement or the accompanying prospectus is considered as part of this prospectus supplement and the accompanying prospectus. Any reports we file with the SEC after the date of this prospectus supplement and before the date that the offering of the Depositary Shares offered hereby terminates will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents or information we filed with the SEC, other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules. The SEC file number for these documents is 001-31940.

•	Our Annual Report on Form 10-K filed on February 28, 2013 for the year ended December 31, 2012;
•	The portions of our definitive proxy statement on Schedule 14A filed on April 3, 2013 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012;
•	Our Quarterly Reports on Form 10-Q filed on May 9, 2013 for the quarter ended March 31, 2013, and on August 8, 2013 for the quarter ended June 30, 2013;
•	Our Current Reports on Form 8-K filed on January 23, 2013, January 24, 2013, February 1, 2013, February 19, 2013 (only as to filed information), February 20, 2013, February 26, 2013, February 27, 2013 (two filings, only as to filed information), March 26, 2013, April 8, 2013 and April 23, 2013, May 16, 2013, May 21, 2013 (only as to filed information), June 14, 2013 (two filings, only as to filed information), June 19, 2013, July 11, 2013, July 23, 2013, July 24, 2013, September 5, 2013, September 26, 2013, October 15, 2013 and October 17, 2013, and our Current Report on Form 8-K/A filed on September 5, 2013; and
•	All documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, on or after the date of this prospectus supplement and before the termination of the offering of the Depositary Shares offered hereby.

Any statement contained in the accompanying prospectus, this prospectus supplement or a document incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that any statement contained in the accompanying prospectus, this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. The information incorporated by reference contains material information about us and is an important part of this prospectus supplement.

S-iii

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.

You can request those documents in writing to our Corporate Secretary, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, or by telephone: (888) 981-6000.

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may contain, and from time to time our management may make, certain statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, or the PSLRA. These statements are not historical facts, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Although we currently believe the expectations reflected in any forward-looking statements are reasonable, actual results may differ, possibly materially, from the anticipated results indicated in such statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology within the meaning of the PSLRA. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement, the accompanying prospectus or the relevant report, as applicable.

Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions and may include projections relating to our future financial and operating performance, including our growth strategies and anticipated trends in our business. For a detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2012, including Item 1A entitled “Risk Factors” and Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our subsequent periodic and current reports filed with the SEC and the risks set forth in the section entitled “Risk Factors” in this prospectus supplement. These risks and uncertainties are not exhaustive, however. Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on us or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We do not assume any duty to update any of these forward-looking statements after the date of this prospectus supplement, the accompanying prospectus or the relevant report, as applicable, to conform our prior statements to actual results or revised expectations, and we do not undertake to do so.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

The following information should be read together with the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, to understand fully the terms of the Depositary Shares, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Depositary Shares. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the Depositary Shares is appropriate for you.

About F.N.B. Corporation

F.N.B. Corporation, headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas, including Pittsburgh, PA, where it holds the number three retail deposit market share according to SNL Financial, Baltimore, MD and Cleveland, OH. As of September 30, 2013, we had total assets of $12.8 billion and more than 250 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. We provide a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by our largest affiliate, First National Bank of Pennsylvania (“First National Bank”). Our commercial banking solutions segment includes corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. Our consumer banking solutions segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. Our wealth management services include asset management, private banking and insurance. We also operate Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

Our principal executive offices are located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, and our telephone number is (724) 981-6000. Our Internet website can be accessed at http://www.fnbcorporation.com. Information contained on our Internet website does not constitute part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

Recent Developments

Completion of Acquisition of PVF Capital Corp.

On October 12, 2013, we completed our previously-announced acquisition of PVF Capital Corp. (“PVF Capital”). Pursuant to the Agreement and Plan of Merger, dated as of February 19, 2013, by and between PVF Capital and us, PVF Capital merged with and into F.N.B., with F.N.B. continuing as the surviving corporation. Each PVF Capital common share that was outstanding immediately before the merger was cancelled and converted into the right to receive 0.3405 shares of F.N.B. common stock (except that any PVF Capital common shares held by PVF Capital, F.N.B. or their respective subsidiaries were cancelled without receiving any consideration). Each outstanding option to acquire, and each outstanding equity award relating to, PVF Capital common shares was converted into an option to acquire, or an equity award relating to, shares of F.N.B. common stock, subject to adjustment to give effect to the above-mentioned exchange ratio of 0.3405 shares of F.N.B. common stock for one common share of PVF Capital. Each outstanding warrant to purchase PVF Capital common shares was cancelled and settled in cash using a formula provided in the Agreement and Plan of Merger, based on the exchange ratio, the average closing price of F.N.B. common stock as of the closing date of the merger, and the exercise price of the warrants. As a result of the merger, the former shareholders of PVF Capital became shareholders of F.N.B. Simultaneously with the merger of PVF Capital into F.N.B., the principal subsidiary of PVF Capital, Park View Federal Savings Bank, merged with and into the principal subsidiary of F.N.B., First National Bank, with First National Bank continuing as the surviving entity.

PVF Capital was the holding company for Park View Federal Savings Bank, PVF Service Corporation, a real estate subsidiary, and Mid Pines Land Company, a real estate subsidiary. Park View Federal Savings Bank was founded as an Ohio chartered savings and loan association in 1920 and, until its merger into First National Bank, had operated continuously for 92 years. Its principal business consisted of attracting deposits from the general public and investing those funds primarily in loans secured by first mortgages on real estate, as well as other commercial and consumer loans located in its market area of Portage, Lake, Geauga, Cuyahoga, Summit, Medina and Lorain Counties in Ohio.

Our acquisition of PVF Capital provided us with approximately $714 million in additional total assets, $620 million in additional total deposits, and $500 million in additional gross loans as of October 12, 2013. The acquisition also expanded our presence in Ohio to 29 total locations in eastern Ohio, with 18 locations in the greater Cleveland area.

Pending Acquisition of BCSB Bancorp, Inc.

On June 13, 2013, we and BCSB Bancorp, Inc. (“BCSB Bancorp”) entered into an Agreement and Plan of Merger (“Agreement and Plan of Merger”). The Agreement and Plan of Merger provides that BCSB Bancorp will merge with and into F.N.B. When the merger is completed, the separate corporate existence of BCSB Bancorp will cease and F.N.B. will continue as the surviving corporation. In addition, each share of BCSB Bancorp common stock will be cancelled and converted into the right to receive 2.08 shares of F.N.B. common stock (except that any shares held by BCSB Bancorp, F.N.B. or their respective subsidiaries will be cancelled without receiving any consideration). Each outstanding option to acquire, and each outstanding equity award relating to, shares of BCSB Bancorp common stock will be converted into an option to acquire, or an equity award relating to, shares of F.N.B. common stock, subject to adjustment to give effect to the above-mentioned exchange ratio of 2.08 shares of F.N.B. common stock for one share of BCSB Bancorp common stock.

Completion of the merger is subject to a number of conditions, including, among others, approval of the merger by BCSB Bancorp shareholders, the receipt of all required governmental filings and regulatory approvals and expiration of applicable waiting periods, the accuracy of specified representations and warranties of each party, the performance in all material respects by each party of its obligations under the Agreement and Plan of Merger, effectiveness of the registration statement to be filed by F.N.B. with the SEC to register shares of F.N.B. common stock to be offered to BCSB Bancorp shareholders, receipt of tax opinions, and the absence of any injunctions or other legal restraints. The Agreement and Plan of Merger requires that the merger be completed by April 30, 2014.

The Agreement and Plan of Merger contains termination rights which may be exercised by BCSB Bancorp and/or F.N.B. Depending on the circumstances under which the Agreement and Plan of Merger is terminated, BCSB Bancorp could be required to pay F.N.B. a termination fee of $3.25 million; or either BCSB Bancorp or F.N.B. could be required to pay the other party’s out-of-pocket expenses up to a maximum amount of $500,000. However, if BCSB Bancorp becomes liable for payment of the termination fee, it will not also be separately liable for the payment of F.N.B.’s out-of-pocket expenses.

BCSB Bancorp, a Maryland corporation, is the holding company for Baltimore County Savings Bank, a community-oriented, Maryland-chartered commercial bank dedicated to serving the financial service needs of consumers and businesses within its market area, which consists of the Baltimore metropolitan area. Baltimore County Savings Bank attracts deposits from the general public and invests these funds in loans secured by first mortgages on owner-occupied, single-family residences in its market area and other real estate loans consisting of commercial real estate loans, construction loans and single-family rental property loans. It also originates consumer loans and commercial loans. Baltimore County Savings Bank operates out of its main office in Baltimore County, Maryland and 16 branch offices in Baltimore, Harford and Howard Counties in Maryland. At September 30, 2013, BCSB Bancorp had total assets of $619 million, total deposits of $543.8 million and stockholders’ equity of $49.8 million. Upon completion of the merger of BCSB Bancorp with and into F.N.B., Baltimore County Savings Bank will be merged into First National Bank, with First National Bank being the surviving entity.

Third Quarter Results

On October 17, 2013, we reported our preliminary operating and financial results for the third quarter of 2013. This information is preliminary and is subject to change.

Third Quarter 2013 Highlights:

•	Net income for the third quarter of 2013 was $31.6 million, or $0.22 per diluted share, compared to second quarter of 2013 net income of $29.2 million, or $0.20 per diluted share, and third quarter of 2012 net income of $30.7 million, or $0.22 per diluted share.
•	Total average loan growth was $200.2 million, or 9.3% on an annualized basis.
•	Our deposit mix further strengthened through continued growth in transaction deposits and customer repurchase agreements. Average transaction deposits and customer repurchase agreements grew $138.6 million, or 7.0% on an annualized basis. Growth in non-interest bearing deposits was the primary contributor with average growth of $131.8 million, or 27.5% on an annualized basis. Transaction deposits and customer repurchase agreements represent 78% of our total deposits and customer repurchase agreements at September 30, 2013, which improved from 74% at September 30, 2012.
•	Our net interest margin expanded 1 basis point to 3.64%.
•	Our charge-offs were at 0.26% annualized from total average originated loans, compared to 0.33% annualized in the second quarter of 2013.
•	At September 30, 2013, our estimated regulatory ratios remained consistent with June 30, 2013 levels. The estimated total risk-based capital ratio was 12.1%, the estimated tier 1 risk-based capital ratio was 10.6% and the estimated leverage ratio was 8.4%.
•	At September 30, 2013, our tangible equity to tangible assets ratio was 6.09% compared to 6.11% at June 30, 2013, reflecting the strong asset growth during the third quarter of 2013. Our tangible book value per share increased to $5.04 from $4.97 over this same period. The dividend payout ratio for the third quarter of 2013 was 56%.

Selected Consolidated Financial and Operating Data

Set forth below is selected financial and operating information as of and for the quarters ended September 30, 2013 and 2012 and the quarter ended June 30, 2013. Our results of operations and financial information for any interim period are not necessarily indicative of our results of operations for the full year or any other interim period. Moreover, our operating and financial information for the quarter ended September 30, 2013 is not final and is subject to change. You should read this information in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and September 30, 2012 and our Current Report on Form 8-K dated October 17, 2013, each of which is incorporated by reference herein. See “Where You Can Find More Information” on page S-iii of this prospectus supplement.

	2013		2012
	Third Quarter	Second Quarter	Third Quarter
	(dollars in thousands, except per share amounts)
Statement of earnings
Interest income	$109,790	$107,841	$107,756
Interest expense	10,536	11,095	14,225

Net interest income	99,254	96,746	93,531
Taxable equivalent adjustment	1,781	1,743	1,852

Net interest income (FTE) (1)	101,035	98,489	95,383
Provision for loan losses	7,280	7,903	8,429

Net interest income after provision (FTE)	93,755	90,586	86,954
Impairment losses on securities	0	0	(440)

	2013		2012
	Third Quarter	Second Quarter	Third Quarter
	(dollars in thousands, except per share amounts)
Non-credit related losses on securities not expected to be sold (recognized in other comprehensive income)	0	0	321

Net impairment losses on securities	0	0	(119)
Service charges	16,512	18,660	17,666
Insurance commissions and fees	4,088	4,101	4,578
Securities commissions and fees	2,575	2,867	2,102
Trust income	4,176	4,167	3,783
Gain on sale of securities	5	68	(66)
Gain on sale of loans	899	1,022	1,176
Other	4,603	5,866	5,693

Total non-interest income	32,858	36,751	34,813
Salaries and employee benefits	45,155	43,201	41,579
Occupancy and equipment	12,547	12,945	11,568
FDIC insurance	3,161	2,672	2,014
Amortization of intangibles	2,115	2,125	2,242
Other real estate owned (OREO)	277	820	796
Merger-related	913	2,946	88
Other	19,053	19,472	18,795

Total non-interest expense	83,221	84,181	77,082
Income before income taxes	43,392	43,156	44,685
Taxable equivalent adjustment	1,781	1,743	1,852
Income taxes	9,977	12,220	12,090

Net income	$31,634	$29,193	$30,743

Earnings per share:
Basic	$0.22	$0.20	$0.22
Diluted	$0.22	$0.20	$0.22

Select Balance Sheet Items (at period end)
Total assets	$12,790,279	$12,573,391	$11,984,891
Loans, net of unearned income	8,836,905	8,637,089	7,979,450
Total deposits	9,723,371	9,646,198	9,125,823
Retained earnings	112,649	98,575	63,298

Performance ratios
Return on average equity	8.50%	7.94%	8.83%
Return on average tangible equity (2)(4)	18.01%	16.83%	19.10%
Return on average assets	0.99%	0.94%	1.03%
Return on average tangible assets (3)(4)	1.10%	1.05%	1.15%
Net interest margin (FTE) (1)	3.64%	3.63%	3.70%
Yield on earning assets (FTE) (1)	4.01%	4.03%	4.25%
Cost of funds	0.47%	0.50%	0.66%
Efficiency ratio (FTE) (1)(5)	59.72%	58.63%	57.40%

Capital ratios
Leverage ratio	8.42%	8.42%	8.24%
Tangible equity / tangible assets (period end) (4)	6.09%	6.11%	6.01%
Tier 1 risk-based capital ratio	10.57%	10.60%	10.64%
Total risk-based capital ratio	12.07%	12.12%	12.17%
Total equity/total assets (period end)	11.58%	11.68%	11.64%

Balances at period end
Loans:
Commercial real estate	$2,920,808	$2,866,536	$2,668,916
Commercial and industrial	1,755,235	1,750,870	1,532,366
Commercial leases	141,714	136,268	127,065

Commercial loans and leases	4,817,757	4,753,674	4,328,347
Direct installment	1,408,539	1,301,891	1,128,310
Residential mortgages	1,031,805	1,059,644	1,121,237

	2013		2012
	Third Quarter	Second Quarter	Third Quarter
	(dollars in thousands, except per share amounts)
Indirect installment	638,312	607,958	583,939
Consumer lines of credit	887,981	868,992	780,155
Other	52,511	44,930	37,462

Total loans	$8,836,905	$8,637,089	$7,979,450

Deposits:
Non-interest bearing deposits	$2,115,813	$1,974,415	$1,735,857
Savings and NOW	5,247,922	5,243,746	4,764,148
Certificates of deposit and other time deposits	2,359,636	2,428,037	2,625,818

Total deposits	9,723,371	9,646,198	9,125,823
Customer repurchase agreements (6)	834,610	714,540	885,749

Total deposits and customer repurchase agreements (6)	$10,557,981	$10,360,738	$10,011,572

Asset Quality Data
Non-Performing Assets
Non-performing loans (7)
Non-accrual loans	$65,451	$67,034	$69,986
Restructured loans	17,252	17,488	12,957

Non-performing loans	82,703	84,522	82,943
Other real estate owned (OREO) (8)	35,144	37,370	35,613

Non-performing loans and OREO	117,847	121,892	118,556
Non-performing investments	733	610	2,754

Total non-performing assets	$118,580	$122,502	$121,310

Non-performing loans / total loans	0.94%	0.98%	1.04%
Non-performing loans / total originated loans (9)	1.05%	1.11%	1.19%
Non-performing loans + OREO / total loans + OREO	1.33%	1.40%	1.48%
Non-performing loans + OREO / total originated loans + OREO (9)	1.49%	1.59%	1.69%
Non-performing assets / total assets	0.93%	0.97%	1.01%

Allowance Rollforward
Allowance for loan losses (originated portfolio) (9)
Balance at beginning of period	$102,849	$102,504	$100,863
Provision for loan losses	7,505	6,649	6,224
Net loan charge-offs	(5,018)	(6,304)	(7,362)

Allowance for loan losses (originated portfolio) (9)	105,336	102,849	99,725

Allowance for loan losses (acquired portfolio) (10)
Balance at beginning of period	5,431	5,198	784
Provision for loan losses	(226)	1,254	2,205
Net loan charge-offs	(489)	(1,021)	0

Allowance for loan losses (acquired portfolio) (10)	4,716	5,431	2,989

Total allowance for loan losses	$110,052	$108,280	$102,714

Allowance for loan losses / total loans	1.25%	1.25%	1.29%
Allowance for loan losses (originated loans) / total originated loans (9)	1.34%	1.35%	1.43%
Allowance for loan losses (originated loans) / total non-performing loans (7)	127.37%	121.68%	120.23%
Net loan charge-offs (annualized) / total average loans	0.25%	0.34%	0.37%
Net loan charge-offs on originated loans (annualized) / total average originated loans (9)	0.26%	0.33%	0.42%

NON-GAAP FINANCIAL MEASURES

We believe the following non-GAAP financial measures used by F.N.B. Corporation provide information useful to investors in understanding F.N.B. Corporation’s operating performance and trends, and facilitate comparisons with the performance of F.N.B. Corporation’s peers. The non-GAAP financial measures used by F.N.B. Corporation may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, F.N.B. Corporation’s reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in F.N.B. Corporation’s financial statements.

	2013		2012
	Third Quarter	Second Quarter	Third Quarter
	(dollars in thousands, except per share amounts)
Return on average tangible equity (2):
Net income (annualized)	$125,505	$117,094	$122,304
Amortization of intangibles, net of tax (annualized)	5,455	5,541	5,798

	130,960	122,635	128,102
Average total shareholders’ equity	1,475,751	1,473,945	1,385,282
Less: Average intangibles	(748,592)	(745,458)	(714,501)

	727,159	728,487	670,781
Return on average tangible equity (2)	18.01%	16.83%	19.10%

Return on average tangible assets (3):
Net income (annualized)	$125,505	$117,094	$122,304
Amortization of intangibles, net of tax (annualized)	5,455	5,541	5,798

	130,960	122,635	128,102
Average total assets	12,615,338	12,470,029	11,842,204
Less: Average intangibles	(748,592)	(745,458)	(714,501)

	11,866,746	11,724,571	11,127,703
Return on average tangible assets (3)	1.10%	1.05%	1.15%

Tangible book value per share:
Total shareholders’ equity	$1,481,647	$1,468,998	$1,394,998
Less: intangibles	(748,909)	(746,981)	(717,263)

	732,738	722,017	677,735
Ending shares outstanding	145,263,435	145,151,279	139,792,727
Tangible book value per share	$5.04	$4.97	$4.85

Tangible equity / tangible assets (period end):
Total shareholders’ equity	$1,481,647	$1,468,998	$1,394,998
Less: intangibles	(748,909)	(746,981)	(717,263)

	732,738	722,017	677,735
Total assets	12,790,279	12,573,391	11,984,891
Less: intangibles	(748,909)	(746,981)	(717,263)

	12,041,370	11,826,410	11,267,628
Tangible equity / tangible assets (period end)	6.09%	6.11%	6.01%

(1)	Net interest income is also presented on a fully taxable equivalent (“FTE”) basis, as the Corporation believes this non-GAAP measure is the preferred industry measurement for this item.

(2)	Return on average tangible equity is calculated by dividing net income excluding amortization of intangibles by average equity less average intangibles.
(3)	Return on average tangible assets is calculated by dividing net income excluding amortization of intangibles by average assets less average intangibles.
(4)	See non-GAAP financial measures for additional information relating to the calculation of this item.
(5)

The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles, other real estate owned expense, Federal Home Loan Bank (“FHLB”) prepayment penalties, litigation settlement accrual, branch consolidation costs and merger costs by the sum of net interest income on a FTE basis plus non-interest income less gain on sale of an acquired building, gain on extinguishment of debt, securities gains and net impairment losses on securities plus losses on asset disposals related to the branch consolidation project.

(6)	Customer repurchase agreements are included in short-term borrowings on the balance sheet.
(7)	Does not include loans acquired at fair value, accounted for in accordance with ASC 805 which was effective January 1, 2009 (“Acquired Portfolio”).
(8)	Includes all OREO, including those balances acquired through business combinations that have been in the Acquired Portfolio prior to foreclosure.
(9)	“Originated Portfolio” or “Originated Loans” equals loans and leases not included by definition in the Acquired Portfolio.
(10)

The risk of credit loss on the Acquired Portfolio has been considered by virtue of the Corporation’s estimate of acquisition-date fair value and these loans are considered accruing as the Corporation primarily recognizes interest income through accretion of the difference between the carrying value of these loans and their expected cash flows. Because the Acquired Portfolio is initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for loan losses recognized subsequent to acquisition.

Common Stock Offering

On October 29, 2013, we priced an underwritten public offering of 4,081,632 shares of our common stock, which we expect to close on November 1, 2013, subject to customary closing conditions. In addition, we granted the underwriters of the common stock offering a 30-day option to purchase up to 612,244 additional shares of common stock. We intend to use the net proceeds of the offering of the common stock, together with the net proceeds from this offering, to redeem $131,500,000 liquidation value of certain trust preferred securities which would proactively position us for Basel III implementation and support future growth opportunities. See “Use of Proceeds” herein. This offering is not, however, contingent upon the closing of the common stock offering, and the common stock offering is not contingent upon the closing of this offering. This prospectus supplement is not an offer to sell any securities other than the Depositary Shares. The shares of our common stock were offered pursuant to a separate prospectus supplement.

THE OFFERING

Issuer	F.N.B. Corporation

Securities Offered

We are offering 4,000,000 Depositary Shares (or 4,600,000 Depositary Shares if the underwriters exercise their option to purchase additional Depositary Shares in full). Each Depositary Share represents a 1/40th interest in a share of Preferred Stock. The Preferred Stock is non-cumulative. Each holder of a Depositary Share will be entitled, through the Depositary, in proportion to the applicable fraction of a share of the Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

No Maturity

The Preferred Stock and related Depositary Shares do not have a stated maturity date and will be perpetual unless redeemed at our option. F.N.B. is not required to redeem the Preferred Stock and related Depositary Shares. Holders of the Depositary Shares have no right to require F.N.B. to redeem their Depositary Shares. Any redemption of the Preferred Stock and, in turn, the Depositary Shares is subject to prior Federal Reserve approval.

Conversion Rights	None

Ranking	Shares of the Preferred Stock will rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up, respectively:

•

senior to our common stock and to each other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks at least on parity with the Preferred Stock with respect to such dividends and distributions;

•

on parity with any class or series of our capital stock issued in the future the terms of which expressly provide that it ranks on parity with our Preferred Stock with respect to such dividends and distributions; and

•

junior to any class or series of our capital stock issued in the future, the terms of which expressly provide that it ranks senior to the Preferred Stock with respect to such dividends and distributions, if it is approved by the holders of at least two-thirds of the outstanding Depositary Shares.

Dividends

Dividends on the Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 15th day of February, May, August and November of each year, commencing on February 15, 2014, at a fixed rate per annum equal to 7.25% from the original issue date to, but excluding, February 15, 2024 (the “fixed rate period”), and thereafter at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus a spread of 4.60% per annum (the “floating rate period”); provided, dividends not declared with respect to any dividend period shall not be cumulative. Any dividends paid on the Preferred Stock will be distributed to holders of Depositary Shares in the manner described under “Description of the Depositary Shares—Dividends and Other Distributions” herein.

Dividends will be payable to holders of record of Preferred Stock as they appear on our books on the applicable record date, which shall not be less than 15 calendar days or more than 30 calendar days before the applicable dividend payment date, as shall be fixed by the board of directors or any duly authorized committee of the board. The corresponding record dates for the Depositary Shares will be the same as the record dates for the Preferred Stock.

A dividend period is the period from and including a dividend payment date to but excluding the applicable dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Depositary Shares.

If our board of directors or a duly authorized committee of the board fails to declare a full dividend on the Preferred Stock before the dividend payment date for any dividend period, the undeclared dividend shall not be cumulative and shall not accrue or be payable for such dividend period, and we will have no obligation to pay the undeclared dividend for such dividend period, whether or not dividends on the Preferred

Stock are declared for any future dividend period or any other class or series of our capital stock.

So long as any Preferred Stock remains outstanding, unless full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Preferred Stock, and we are not in default on our obligation to redeem any shares of Preferred Stock and related Depositary Shares that have been called for redemption, we may not, subject to certain important exceptions:

•	declare, pay or set aside for payment any dividend or distribution on any shares of capital stock ranking junior to or on a parity with the Preferred Stock as to dividend or liquidation rights; or
•	repurchase, redeem or otherwise acquire for consideration, directly or indirectly, any shares of capital stock ranking junior to or on a parity with the Preferred Stock as to dividend or liquidation rights.

Notwithstanding the foregoing, if dividends are not paid in full upon the shares of the Preferred Stock and any shares of capital stock ranking on a parity with the Preferred Stock as to dividend rights (“dividend parity stock”), dividends may be declared and paid upon shares of the Preferred Stock and the dividend parity stock on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the Preferred Stock and accrued dividends, including any accumulations, on any dividend parity stock bear to each other.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) may be declared and paid on our common stock and any other class or series of capital stock that ranks junior to the Preferred Stock as to dividend and liquidation rights from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock or dividend parity stock shall not be entitled to participate in any such dividend.

Our ability to pay dividends on the Preferred Stock is subject to certain legal, regulatory and other prohibitions and other restrictions described under “Description of the Preferred Stock—Dividends” herein.

Dividend Payment Dates

The 15th day of February, May, August and November of each year, commencing on February 15, 2014. If any dividend payment date applicable to the fixed rate period is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment. If any dividend payment date applicable to the floating rate period is not a business day, then the dividend payment date will be postponed to the next succeeding business day unless such day falls in the next calendar month, in which case the dividend payment date will be the immediately preceding business day, and, in either case, dividends will accrue to, but excluding, the applicable business day.

Redemption

On or after February 15, 2024, the Preferred Stock may be redeemed at our option on any dividend payment date, in whole or in part, from time to time, at a redemption price equal to $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends. The Preferred Stock also may be redeemed at our option in whole, but not in part, within 90 days following the occurrence of a “regulatory capital treatment event,” as described below under “Description of the Preferred Stock—Redemption,” at a redemption price equal to $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends. The Depositary Shares will be redeemed if and to the extent that the related shares of Preferred Stock are redeemed by us. The holders of the Depositary Shares will not have the right to require us to redeem or repurchase their Depositary Shares.

Any redemption of the Preferred Stock and, in turn, the Depositary Shares is subject to prior approval of the Federal Reserve.

Liquidation Preference	Upon F.N.B.’s voluntary or involuntary liquidation, dissolution or winding-up, holders of the Preferred Stock and, in turn, the Depositary Shares are entitled to receive out of our assets that are available for distribution to shareholders, before any distribution is made to holders of common stock or other capital stock ranking junior to the Preferred Stock as to liquidation rights, a liquidation distribution in the amount of $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, to the date of the liquidation distribution, without regard to any undeclared dividends. Distributions will be made only to the extent of F.N.B.’s assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any shares of capital stock ranking senior to the Preferred Stock as to liquidation rights and pro rata as to any other shares of our capital stock ranking on a parity with the Preferred Stock as to such distributions, if any.

Voting Rights

Holders of the Preferred Stock and, in turn, the Depositary Shares will have no voting rights except as to certain matters or as otherwise provided by applicable law. See “Description of the Preferred Stock—Voting Rights” herein.

Preemptive Rights	None

Listing

We will apply to list the Depositary Shares on the NYSE under the symbol “FNBPrE.” If the listing is approved, trading of the Depositary Shares on the NYSE is expected to commence within a 30-day period after the original issue date of the Depositary Shares.

U.S. Federal Income Tax Considerations

Any distribution with respect to the Preferred Stock that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when distributed to you as holder of a Depositary Share after the original issue date. Any such dividend will be eligible for the dividends received deduction if you are an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. For a discussion of the tax consequences relating to the Preferred Stock and the Depositary Shares, see “U.S. Federal Income Tax Considerations.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $96,700,000 (or approximately $111,227,500 if the underwriters exercise their option to purchase additional

Depositary Shares in full), after deducting the underwriting discount and estimated expenses payable by us. We intend to use the net proceeds from this offering and our offering of 4,081,632 shares of common stock priced at $12.25 per share on October 29, 2013 to redeem $131,500,000 liquidation value of trust preferred securities (“Trust Securities”) issued by F.N.B. Statutory Trust I, Sun Bancorp Statutory Trust I and Annapolis Bancorp Statutory Trust I which would proactively position us for Basel III implementation and support future growth opportunities. This offering is not, however, contingent upon the commencement or the closing of the common stock offering, and the common stock offering is not contingent upon the closing of this offering. Pending final use, we may invest the net proceeds from this offering and our common stock offering in short-term, investment grade, interest-bearing securities. We will also invest any remaining portion of the net proceeds from this offering and our common stock offering after applying such net proceeds to redeem the Trust Securities described above in short term, investment grade, interest bearing securities. See “Use of Proceeds” herein.

Risk Factors

See “Risk Factors” beginning on page S-19 of this prospectus supplement, as well as in our reports filed with the SEC, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Depositary Shares.

Depositary, Transfer Agent & Registrar	Registrar and Transfer Company.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF F.N.B.

We set forth below highlights from F.N.B.’s consolidated financial data as of and for the years ended December 31, 2008 through 2012, and F.N.B.’s unaudited consolidated financial data as of and for the six months ended June 30, 2013 and June 30, 2012. F.N.B.’s results of operations for the six months ended June 30, 2013 are not necessarily indicative of F.N.B.’s results of operations for the full year of 2013 or any other interim period. F.N.B. management prepared the unaudited information on the same basis as it prepared F.N.B.’s audited consolidated financial statements. In the opinion of F.N.B.’s management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with F.N.B.’s consolidated financial statements and related notes included in F.N.B.’s Annual Report on Form 10-K for the year ended December 31, 2012 and F.N.B.’s Quarterly Report on Form 10-Q for the six months ended June 30, 2013, which we have incorporated by reference in this prospectus supplement and the accompanying prospectus and from which we derived this data. See “Where You Can Find More Information” on page S-iii of this prospectus supplement.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in thousands, except per share amounts)
Summary of Earnings:
Total interest income	$212,959	$216,572	$431,906	$391,125	$373,721	$388,218	$409,781
Total interest expense	23,117	31,170	59,055	74,617	88,731	121,179	157,989
Net interest income	189,842	185,402	372,851	316,508	284,990	267,039	251,792
Provision for loan losses	15,444	13,599	31,302	33,641	47,323	66,802	72,371
Net interest income after provision for loan losses	174,398	171,803	341,549	282,867	237,667	200,237	179,421
Total non-interest income	70,424	64,523	131,463	119,918	115,972	105,482	86,115
Total non-interest expense	163,044	165,155	318,829	283,734	251,103	255,339	222,704
Income before income taxes	81,778	71,171	154,183	119,051	102,536	50,380	42,832
Income taxes	24,047	20,459	43,773	32,004	27,884	9,269	7,237
Net income	57,731	50,712	110,410	87,047	74,652	41,111	35,595
Net income available to common shareholders	57,731	50,712	110,410	87,047	74,652	32,803	35,595

Per Common Share:
Basic earnings per share	$0.41	$0.36	$0.79	$0.70	$0.66	$0.32	$0.44
Diluted earnings per share	0.40	0.36	0.79	0.70	0.65	0.32	0.44
Cash dividends paid	0.24	0.24	0.48	0.48	0.48	0.48	0.96
Book value	10.12	9.82	10.02	9.51	9.29	9.14	10.32

Statement of Condition (at period end):
Total assets	$12,573,391	$11,750,739	$12,023,976	$9,786,483	$8,959,915	$8,709,077	$8,364,811
Loans, net	8,528,809	7,759,209	8,033,345	6,756,005	5,982,035	5,744,706	5,715,650
Deposits	9,646,198	8,986,300	9,082,174	7,289,768	6,646,143	6,380,223	6,054,623
Short-term borrowings	1,030,617	934,510	1,083,138	851,294	753,603	669,167	596,263
Long-term and junior subordinated debt	286,620	294,647	293,444	291,983	396,094	529,588	695,636
Total shareholders’ equity	1,468,998	1,372,496	1,402,069	1,210,199	1,066,124	1,043,302	925,984

Significant Ratios:
Return on average assets (1)	0.95%	0.88%	0.94%	0.88%	0.84%	0.48%	0.46%
Return on average tangible assets (1)	1.06%	0.99%	1.05%	0.99%	0.95%	0.57%	0.55%
Return on average equity (1)	8.07%	7.50%	8.02%	7.36%	7.06%	3.87%	4.20%
Return on average tangible common equity (1)	17.07%	16.86%	17.64%	15.76%	16.02%	8.74%	10.63%
Net interest margin (1)	3.64%	3.77%	3.73%	3.79%	3.77%	3.67%	3.88%
Dividend payout ratio	59.70%	66.60%	61.27%	69.72%	74.02%	149.50%	219.91%

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in thousands, except per share amounts)

Capital Ratios:
Leverage ratio	8.42%	8.07%	8.29%	9.15%	8.69%	8.68%	7.34%
Tangible equity/tangible assets (period end)	6.11%	5.95%	6.09%	6.65%	6.01%	5.84%	4.51%
Tier 1 risk-based capital ratio	10.60%	10.44%	10.63%	11.70%	11.38%	11.42%	9.69%
Total risk-based capital ratio	12.12%	11.94%	12.15%	13.30%	12.90%	12.88%	11.13%
Total equity/total assets (period end) as per common stock pro supp	11.68%	11.68%	11.66%	12.37%	11.90%	11.98%	11.07%

Asset Quality Ratios:
Non-performing loans / total loans	0.98%	1.22%	0.99%	1.55%	2.22%	2.49%	2.47%
Non-performing loans + OREO / total loans + OREO	1.40%	1.67%	1.42%	2.05%	2.74%	2.84%	2.62%
Non-performing assets / total assets	0.97%	1.15%	0.99%	1.53%	1.94%	1.97%	1.95%
Allowance for loan losses / total loans	1.25%	1.29%	1.28%	1.47%	1.74%	1.79%	1.80%
Allowance for loan losses / non-performing loans	121.68%	104.89%	123.88%	94.76%	78.44%	71.92%	72.99%
Net loan charge-offs / average loans (1)	0.28%	0.33%	0.35%	0.58%	0.77%	1.15%	0.60%

(1)	Quarterly information annualized

NON-GAAP FINANCIAL MEASURES

We believe the following non-GAAP financial measures used by F.N.B. Corporation provide information useful to investors in understanding F.N.B. Corporation’s operating performance and trends, and facilitate comparisons with the performance of F.N.B Corporation’s peers. The non-GAAP financial measures used by F.N.B. Corporation may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, F.N.B. Corporation’s reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in F.N.B. Corporation’s financial statements.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Return on average tangible equity (1):
Net income (annualized)	$116,418	$101,982	$110,410	$87,047	$74,652	$41,111	$35,595
Amortization of intangibles, net of tax (annualized)	5,388	6,078	5,938	4,698	4,364	4,607	4,187

	121,806	108,060	116,348	91,745	79,016	45,718	39,782
Average total shareholders’ equity	$1,442,561	$1,359,951	$1,376,493	$1,181,941	$1,057,732	$1,063,104	$847,417
Less: Average intangibles	729,054	718,851	717,031	599,851	564,448	571,492	473,228

	713,507	641,100	659,462	582,090	493,284	491,612	374,189
Return on average tangible common equity (1)	17.07%	16.86%	17.64%	15.76%	16.02%	9.30%	10.63%

Return on average tangible common equity (1):
Net income available to common shareholders (annualized)	$116,418	$101,982	$110,410	$87,047	$74,652	$32,803	$35,595
Amortization of intangibles, net of tax (annualized)	5,388	6,078	5,938	4,698	4,364	4,607	4,187

	121,806	108,060	116,348	91,745	79,016	37,410	39,782
Average total shareholders’ equity	$1,442,561	$1,359,951	$1,376,493	$1,181,941	$1,057,732	$1,063,104	$847,417
Less: Average preferred shareholders’ equity	0	0	0	0	0	63,602	0
Less: Average intangibles	729,054	718,851	717,031	599,851	564,448	571,492	473,228

	713,507	641,100	659,462	582,090	493,284	428,010	374,189
Return on average tangible common equity (1)	17.07%	16.86%	17.64%	15.76%	16.02%	8.74%	10.63%

Return on average tangible assets (2):
Net income (annualized)	$116,418	$101,982	$110,410	$87,047	$74,652	$41,111	$35,595
Amortization of intangibles, net of tax (annualized)	5,388	6,078	5,938	4,698	4,364	4,607	4,187

	121,806	108,060	116,348	91,745	79,016	45,718	39,782
Average total assets	$12,238,679	$11,648,943	$11,782,821	$9,871,164	$8,906,734	$8,606,188	$7,696,895
Less: Average intangibles	729,054	718,851	717,031	599,851	564,448	571,492	473,228

	11,509,625	10,930,092	11,065,790	9,271,313	8,342,286	8,034,696	7,223,667
Return on average tangible assets (2)	1.06%	0.99%	1.05%	0.99%	0.95%	0.57%	0.55%

Tangible book value per common share:
Total shareholders’ equity	$1,468,998	$1,372,496	$1,402,069	$1,210,199	$1,066,124	$1,043,302	$925,984
Less: intangibles	746,981	715,431	713,406	599,415	561,148	567,851	574,507

	722,017	657,065	688,663	610,784	504,976	475,451	351,477
Ending shares outstanding	145,151,279	139,709,302	139,929,242	127,220,759	114,747,085	114,111,695	89,700,152
Tangible book value per share	$4.97	$4.70	$4.92	$4.80	$4.40	$4.17	$3.92

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Tangible equity / tangible assets (period end):
Total shareholders’ equity	$1,468,998	$1,372,496	$1,402,069	$1,210,199	$1,066,124	$1,043,302	$925,984
Less: intangibles	746,981	715,431	713,406	599,415	561,148	567,851	574,507

	722,017	657,065	688,663	610,784	504,976	475,451	351,477
Total assets	$12,573,391	$11,750,739	$12,023,976	$9,786,483	$8,959,915	$8,709,077	$8,364,811
Less: intangibles	746,981	715,431	713,406	599,415	561,148	567,851	574,507

	11,826,410	11,035,308	11,310,570	9,187,068	8,398,767	8,141,226	7,790,304
Tangible equity / tangible assets (period end)	6.11%	5.95%	6.09%	6.65%	6.01%	5.84%	4.51%

(1)	Return on average tangible equity (common equity) is calculated by dividing net income excluding amortization of intangibles by average equity (common equity) less average intangibles.
(2)	Return on average tangible assets is calculated by dividing net income excluding amortization of intangibles by average assets less average intangibles.

RISK FACTORS

An investment in the Depositary Shares involves certain risks. You should carefully consider the risks described below and the risk factors and other information concerning us included in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition, liquidity, capital and results of operations could be materially and adversely affected by any of these risks. The market price of the Depositary Shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Preferred Stock and Depositary Shares

You are making an investment decision with regard to both the Depositary Shares and the Preferred Stock.

As described in this prospectus supplement, we are issuing fractional interests in shares of Preferred Stock in the form of Depositary Shares. Accordingly, the Depositary will rely solely on the payments it receives on the Preferred Stock to fund all payments on the Depositary Shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.

The Preferred Stock will be an equity security and will be subordinate to our existing and future indebtedness.

The shares of Preferred Stock will be equity securities and will not constitute indebtedness of ours. Accordingly, the Depositary Shares, which represent fractional interests in shares of Preferred Stock, will rank junior to all our existing and future indebtedness and our other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. As of September 30, 2013, our total liabilities (including deposits) were approximately $11.3 billion, and we intend to incur additional indebtedness and other liabilities in the future. The Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness and other liabilities or engage in any transactions, subject only to the limited voting rights held by holders of the Depositary Shares. Further, our existing indebtedness restricts, and future indebtedness may restrict, payments on the Preferred Stock and the Depositary Shares.

If we elect to defer payments on our trust preferred securities or are in default under the related indentures, we will be prohibited from making distributions on the Preferred Stock and the Depositary Shares.

As of September 30, 2013, we had $189 million liquidation value of outstanding trust preferred securities. After issuance and sale of the Depositary Shares in this offering and our common stock offering, and assuming the application of the net proceeds from those offerings in the manner described in this prospectus supplement under “Use of Proceeds”, we will have approximately $57.5 million aggregate liquidation value of outstanding trust preferred securities. The terms of our trust preferred securities could adversely affect our ability to declare or pay dividends or distributions on our Preferred Stock. The terms of our outstanding trust preferred securities prohibit us from declaring or paying dividends or making distributions on, as well as redeeming or making liquidation distributions on, our Preferred Stock and, in turn, our Depositary Shares if an event of default has occurred and is continuing under the terms of junior subordinated debentures underlying the trust preferred securities, we are in default with respect to a guarantee payment under the guarantee of the related trust preferred securities or we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing. If we experience a material deterioration in our financial condition, liquidity, capital, results of operations or risk profile, our regulators may not permit us to make future payments on our trust preferred securities or our Preferred Stock and, in turn, our Depositary Shares.

Additional issuances of preferred stock or securities convertible into or exchangeable for preferred stock do not generally require the approval of holders of the Depositary Shares and could adversely affect holders of the Depositary Shares.

We may, in the future, determine that it is advisable to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders, including issuing additional shares of Preferred Stock or additional Depositary Shares. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, redemption provisions and preferences over the Preferred Stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. Though the approval of holders of two-thirds of the then outstanding Depositary Shares representing interests in the Preferred Stock will be needed to issue any preferred stock ranking senior to the Preferred Stock, if we issue preferred stock in the future that has preference over the Preferred Stock with respect to the payment of dividends or upon liquidation, the rights of holders of the Depositary Shares to receive dividends, redemption payments and liquidation distributions and the market price of the Depositary Shares could be adversely affected. The market price of the Depositary Shares could also decline as a result of sales of Depositary Shares, Preferred Stock or similar securities in the market, or the perception that such sales could occur. Holders of the Preferred Stock and, in turn, the Depositary Shares are not entitled to preemptive rights or other protections against dilution.

Dividends on the Preferred Stock are discretionary and non-cumulative. If we do not declare and pay a full dividend on the Preferred Stock for a given dividend period, holders of Depositary Shares will not be entitled to receive related distributions on their Depositary Shares.

Dividends on shares of the Preferred Stock are discretionary. Holders of the Preferred Stock, including the Depositary, will only be entitled to receive dividends for any given dividend period if, when and as declared by our board of directors or a duly authorized committee of our board of directors out of legally available funds. Consequently, if our board of directors or a duly authorized committee of the board of directors does not authorize, declare and pay a full dividend for any dividend period, the Depositary, and therefore holders of the Depositary Shares, would not be entitled to receive any undeclared dividend and no related distribution will be made on the Depositary Shares, and such undeclared dividend will not accrue, accumulate or be payable for such dividend period. Dividends on the Preferred Stock are non-cumulative.

Additionally, when dividends are not paid in full upon the Preferred Stock and dividend parity stock, if any, all dividends declared upon the Preferred Stock and dividend parity stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the Preferred Stock and accrued dividends, including any accumulations, on any dividend parity stock bear to each other. Therefore, if we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Preferred Stock and, in turn, the Depositary Shares. Currently, we have no outstanding dividend parity stock.

Our ability to declare and pay dividends is subject to statutory and regulatory prohibitions and other restrictions.

We are subject to statutory and regulatory prohibitions and other limitations on our ability to declare and pay dividends on the Preferred Stock and, in turn, the Depositary Shares. In particular, Federal Reserve policy states that dividends on capital stock should be paid from current earnings. In addition, our ability to make capital distributions, including our ability to pay dividends, is subject to the Federal Reserve’s review and non-objection of our annual capital plan. In certain circumstances, we will not be able to make a capital distribution unless the Federal Reserve has approved it. In addition, current and future regulatory capital initiatives could require us to hold greater amounts of capital, which could adversely affect our ability to pay dividends or may result in additional prohibitions and other limitations on our ability to pay dividends on the Preferred Stock and, in turn, the Depositary Shares.

Investors should not expect us to redeem the Depositary Shares or the Preferred Stock on the date they first become redeemable or on any particular date after they become redeemable. You may not be able to reinvest the redemption proceeds you receive in a similar security or in instruments with similar dividend rates or yields.

The Preferred Stock underlying the Depositary Shares is a perpetual equity security. The Preferred Stock and, in turn, the Depositary Shares have no maturity or mandatory redemption date and are not redeemable at the option of holders. By its terms, the Preferred Stock and, in turn, the Depositary Shares may be redeemed by us at our option at $25 per Depositary Share plus any declared and unpaid dividends, without regard to any undeclared dividends, either (i) in whole or in part on any dividend payment date occurring on or after February 15, 2024 or (ii) in whole, but not in part, within 90 days following the occurrence of a “regulatory capital treatment event,” as described below under “Description of the Preferred Stock—Redemption.” Any decision we may make at any time to propose a redemption of the Preferred Stock and, in turn, the Depositary Shares will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, liquidity, earnings and growth strategy, as well as general market and interest conditions at such time and prior Federal Reserve approval. Accordingly, investors should not expect us to redeem the Preferred Stock and, in turn, the Depositary Shares on the date they first become redeemable or on any particular date thereafter.

Any redemption of the Preferred Stock and, in turn, the Depositary Shares is subject to prior Federal Reserve approval. There can be no assurance that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose and the Federal Reserve may condition such redemption on our issuance of a security of equal or higher quality capital such as shares of our common stock or other preferred stock, as to which no assurance can be given.

If we redeem the Preferred Stock and, in turn, the Depositary Shares for any reason, you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar dividend rates or yields. See “Description of the Preferred Stock—Redemption.”

The Preferred Stock and, in turn, the Depositary Shares may be redeemed at our option at any time upon a regulatory capital treatment event, which may occur as a result of changes to the capital rules being considered by the Federal Reserve.

Although we believe that the Preferred Stock will be Tier 1 capital for regulatory purposes, it is possible that the Preferred Stock may not satisfy the proposed criteria for Tier 1 capital instruments consistent with Basel III set forth in any final rules adopted by the Federal Reserve. Therefore, in addition to other circumstances that may constitute a regulatory capital treatment event, as a result of the Federal Reserve revising and replacing its current capital rules with rules implementing Basel III, a regulatory capital treatment event could occur whereby we would have the right, subject to prior Federal Reserve approval, to redeem the Preferred Stock and, in turn, the Depositary Shares in accordance with their terms prior to February 15, 2024 at $25 per Depositary Share plus any declared and unpaid dividends, without regard to any undeclared dividends.

As a holder of the Depositary Shares representing interests in the Preferred Stock, you will have limited voting rights.

Holders of Depositary Shares will have limited voting rights. Voting rights will primarily exist in the event of non-payments of dividends under certain circumstances, authorizing classes or series of preferred stock senior to the Preferred Stock and with respect to certain fundamental changes in the terms of the Preferred Stock or as otherwise required by law, as described under “Description of the Preferred Stock—Voting Rights.” Holders of Depositary Shares would instruct the Depositary how to vote in such limited circumstances.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a legal entity separate and distinct from our banking and other subsidiaries. Our principal source of cash flow, including cash flow to pay dividends to our shareholders and to pay principal of and interest on our outstanding debt, is dividends from our banking subsidiary, First National Bank. There are statutory and regulatory prohibitions and other limitations on the payment of dividends by First National Bank to us, as well as by us to our shareholders. Federal banking laws and OCC regulations limit the ability of First National Bank to pay dividends and other distributions to us and to make loans to us. Such limitations include minimum regulatory capital requirements, requirements concerning the payment of dividends out of net profits or surplus, and general regulatory oversight to prevent unsafe or unsound practices. No assurances can be given that First National Bank will, in any circumstances, pay dividends to us. If First National Bank fails to make dividend payments to us and sufficient cash or liquidity is not otherwise available, we may not be able to make dividend payments to our common and preferred shareholders or principal and interest payments on our outstanding debt.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the Depositary Shares each representing an interest in a share of the Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of preferred equity holders and creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of the Preferred Stock are effectively subordinated to all existing and future liabilities and any preferred equity of our subsidiaries. As of September 30, 2013, First National Bank’s total deposits and borrowings were approximately $9.8 billion and $1.0 billion, respectively. Our subsidiaries may incur additional debt and other liabilities and issue preferred equity in the future.

Ownership of the Preferred Stock and, in turn, the Depositary Shares may require regulatory approval or result in adverse regulatory consequences.

We are a bank holding company that has elected financial holding company treatment, regulated by the Federal Reserve. Any entity (including a “group” composed of natural persons) owning 25% or more of a class of our outstanding shares of voting stock, or a lesser percentage if such holder or group otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended (the “BHCA”). A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Although we do not believe the Preferred Stock and, in turn, the Depositary Shares are currently considered “voting stock” for purposes of the BHCA, if they were to become voting stock for the purposes of the BHCA, whether because we have missed certain dividend payments, and as a result holders of the Preferred Stock and, in turn, the Depositary Shares, together with holders of all other classes of authorized preferred stock having equivalent voting rights, have the right to elect directors or for other reasons, a holder of 25% or more of Preferred Stock (or an equivalent amount of the Depositary Shares), or a lesser percentage of the Preferred Stock or Depositary Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA.

Any stockholder that is deemed to “control” us for bank regulatory purposes would become subject to prior approval requirements and ongoing regulation and supervision. Such a holder may be required to divest amounts equal to or exceeding 5% of the voting shares of investments that may be deemed incompatible with bank holding company status, such as an investment in a company engaged in non-financial activities. Regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.

In addition, acquisitions of our voting stock above certain thresholds may be subject to prior regulatory notice or approval under applicable federal and state banking laws. For example, any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then-outstanding shares in a class of voting stock, and any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the shares in a class of voting stock. Investors are responsible for ensuring that they do not, directly or indirectly, acquire shares of our stock in excess of the amount that can be acquired without regulatory approval under the BHCA or the Change in Bank Control Act.

The Preferred Stock and the related Depositary Shares may not have an active trading market.

The Preferred Stock and the related Depositary Shares are new issues with no established trading market. Although we will apply to have the Depositary Shares listed on the NYSE, there is no guarantee that we will be able to list the Depositary Shares. Even if the Depositary Shares are listed, there may be little or no secondary market for the Depositary Shares. If approved, we expect trading of the Depositary Shares on the NYSE to begin within the 30-day period after the original issue date of the Depositary Shares. Even if a secondary market for the Depositary Shares develops, it may not continue or provide significant liquidity and trading may be highly volatile, and transaction costs could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We do not expect that there will be any separate public trading market for the shares of Preferred Stock except as represented by the Depositary Shares.

General market conditions and unpredictable factors could adversely affect the market price of the Depositary Shares.

There can be no assurance about the market price of the Depositary Shares even if an active trading market develops and continues. Several factors, many of which are beyond our control, will influence the market price of the Depositary Shares. Factors that might influence the market price of the Depositary Shares include:

•	whether we skip or are likely to skip dividends on the Preferred Stock and the related distributions on the Depositary Shares from time to time;
•	our creditworthiness, regulatory capital levels, operating performance, liquidity, financial condition and prospects;
•	the ratings of our securities provided by credit ratings agencies, including ratings on the Preferred Stock and, in turn, the Depositary Shares;
•	our issuance of additional equity securities and the rank of such equity securities relative to the Preferred Stock and, in turn, the Depositary Shares;
•	interest rates, generally and expectations regarding changes in rates;
•	developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;
•	the market for similar bank holding company securities; and
•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the Depositary Shares that an investor purchases, whether in the offering or in the secondary market, may trade at a discount to their cost, and their value may fluctuate, potentially in a significant way, in the future.

Holders of the Preferred Stock may be unable to use the dividends received deduction.

Distributions paid to corporate U.S. holders of the Depositary Shares may be eligible for the dividends received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Stock and, in turn, the Depositary Shares to qualify as dividends for federal income tax purposes. See “U.S. Federal Income Tax Considerations.” If any distributions on the Preferred Stock and, in turn, the Depositary Shares with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market price of the Depositary Shares may decline.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the Depositary Shares and the Preferred Stock, could cause the liquidity or market price of the Depositary Shares to decline significantly.

Real or anticipated adverse changes in the credit ratings assigned to the Depositary Shares, the Preferred Stock or our credit ratings generally could cause the market price of the Depositary Shares to decline significantly. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Depositary Shares and the Preferred Stock, based on their overall view of our industry. Ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the Depositary Shares or the Preferred Stock may not reflect all risks related to F.N.B. or the structure or market price of the Depositary Shares.

The rating agencies that currently or may in the future publish a rating for us, the Depositary Shares or the Preferred Stock may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the Depositary Shares or the Preferred Stock. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Depositary Shares or the Preferred Stock, which is sometimes called “notching.” If the rating agencies change their practices for rating these securities in the future, and the ratings of the Depositary Shares or the Preferred Stock are subsequently lowered or “notched” further, the market price of the Depositary Shares could be negatively affected.

Interest rate fluctuations and changes in inter-bank lending rate reporting practices or the method pursuant to which the LIBOR rates are determined may adversely affect the market price of the Depositary Shares.

From and including the dividend payment date of February 15, 2024, the dividend rate of the Preferred Stock and, in turn, the Depositary Shares will be based on three-month U.S. dollar LIBOR. The floating rate may be volatile over time and could be substantially less than the fixed rate. In addition to experiencing a decline in the receipt of distributions, holders of the Depositary Shares could also encounter a reduction in the market price of their Depositary Shares.

Beginning in 2008, concerns have been raised that some of the panel banks surveyed by the British Bankers’ Association (the “BBA”) have been manipulating LIBOR across a range of maturities and currencies to profit from their derivatives positions or to avoid an appearance of capital insufficiency or adverse reputational or other consequences that may have resulted from reporting inter-bank lending rates at certain levels. At least three BBA panel banks have entered into settlements with a number of their regulators and law enforcement agencies with respect to alleged manipulation of LIBOR, and investigations by regulators and governmental authorities in various jurisdictions, including Canada, Japan, Singapore, the United Kingdom and the United States, are ongoing in relation to a number of financial institutions. In addition, there have been findings against at least two panel banks in relation to the manipulations of other inter-bank lending rates, such as EURIBOR. If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower or higher than it would otherwise have been. Any such manipulation could have occurred over a substantial period of time.

In connection with ongoing investigations into LIBOR manipulation, in July 2012, the European Commission adopted amended proposals for a regulation on insider dealing and market manipulation (“MAR”) and a directive on criminal sanctions for insider dealing and market manipulation (“CSMAD”) to prohibit manipulation of benchmarks. The Council of the European Union (the “Council”) published its general approach in relation to MAR and CSMAD in December 2012. Both MAR and CSMAD are currently scheduled for first reading before the European Parliament in May 2013. The U.K. government announced, in February 2012, a decision not to opt into CSMAD at the present time.

Following a review of LIBOR conducted at the request of the U.K. government in September 2012, Martin Wheatley (Managing Director of the U.K. Financial Services Authority (the “FSA”) and Chief Executive-designate of the Financial Conduct Authority) published a final report on reforming the setting and administration of LIBOR (the “Wheatley Review”). The Wheatley Review made a number of recommendations for changes with respect to LIBOR, including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting and reduction in the number of currencies and tenors for which LIBOR is published. In October 2012, the Financial Secretary to the

U.K. Treasury responded to the Wheatley Review, endorsing the report’s recommendations, and indicating that the U.K. government would act without delay to take the necessary action to implement the recommendations.

In December 2012, the U.K. government passed legislation effective April 1, 2013, bringing LIBOR activities within the scope of statutory regulation and creating a new criminal offence for misleading statements in relation to benchmarks such as LIBOR. Additionally, in December 2012, the FSA published a consultation paper entitled “The regulation and supervision of benchmarks” which further considered the recommendations set out in the Wheatley Review. In March 2013, the FSA issued new rules and regulations on the regulation of benchmark rates such as LIBOR, largely adopting the recommendations in the Wheatley Review.

However, it is not possible to predict the effect of any changes in the submission methods for LIBOR or other rates, or to the calculation and administration of LIBOR or other rates that may be implemented in the United Kingdom and elsewhere. Any such changes, or the development of a widespread market view that LIBOR or other rates have been or are being manipulated, may result in a sudden or prolonged increase or decrease in LIBOR, which could have an adverse impact on the market price of the Depositary Shares and the level of any floating-rate payments thereunder. In addition, uncertainty as to the extent and mechanism by which the recommendations will be implemented and the timing of any such changes may adversely affect the trading market for LIBOR-based securities, including the Depositary Shares.

Risks Relating to Our Pending Acquisition of BCSB Bancorp

The success of our acquisition of BCSB Bancorp will depend on a number of uncertain factors.

Completion of our acquisition of BCSB Bancorp is subject to receipt of required regulatory approvals, including approvals of the Federal Reserve and the Office of the Comptroller of the Currency (“OCC”), and the satisfaction of other closing conditions. The success of the acquisition will depend on a number of factors, including, without limitation:

•	the necessary regulatory approvals to consummate the acquisition not containing terms, conditions or restrictions that will be detrimental to, or have a material adverse effect on, F.N.B. or First National Bank;
•	our ability to successfully integrate BCSB Bancorp into F.N.B.’s current operations, including converting Baltimore County Savings Bank’s products and systems to First National Bank products and systems;
•	our ability to retain Baltimore County Savings Bank’s customers, and their loan, deposits and other businesses;
•	the credit quality of loans and other assets acquired from BCSB Bancorp;
•	our ability to retain appropriate BSCB Bancorp personnel in connection with the acquisition;
•	our ability to attract new deposits and to generate new interest earning assets in BCSB Bancorp’s former markets without incurring unacceptable credit or interest rate risk;
•	our ability to control noninterest expenses from BSCB Bancorp in a manner that enables us to maintain a favorable overall efficiency ratio; and
•	our ability to earn acceptable levels of noninterest income, including fee income, from Baltimore County Savings Bank’s former customers.

No assurance can be given that we will be able to integrate BCSB Bancorp successfully, that the acquisition will not expose us to unknown material liabilities, that the operation of BCSB Bancorp’s former business will not adversely affect our financial condition or performance, that we will be able to achieve results in the future similar to those achieved by our existing banking business, that we will be able to compete effectively in BCSB Bancorp’s former market areas, or that we will be able to manage growth resulting from the acquisition effectively. The difficulties or costs we may encounter in the integration could materially and adversely affect us.

Deposit and loan run-off rates could be substantially different than what we have projected in connection with our planning for the acquisition and the integration of BCSB Bancorp.

Deposit run-off is expected to occur following the closing of our acquisition of BCSB Bancorp. While we believe we assumed a reasonable deposit run-off rate for purposes of valuing the transaction, actual run-off could be higher. Similarly, we may lose loan relationships acquired through our acquisition of BCSB Bancorp.

We will need to convert Baltimore County Savings Bank’s products and systems to our products and systems. Problems or errors in the customer account conversion process, and customer interface required to replace certain Baltimore County Savings Bank products and services with comparable products and services of First National Bank, could adversely affect customer relationships, increase run-off of deposit and loan customers and result in unexpected charges and costs. Similarly, run-off could increase if we are not able to cost-effectively service particular Baltimore County Savings Bank loans, deposits or other products or services with special features. An unanticipated increase in customer run-off rates could increase the effective cost to us of the acquisition.

The credit quality of the loans we acquire from BCSB Bancorp may be poorer than expected, which would require us to increase our allowance for loan losses and negatively affect our earnings.

Pursuant to the Agreement and Plan of Merger, we will acquire Baltimore County Savings Bank’s loans, which were approximately $316 million at June 30, 2013. As part of our due diligence on BCSB Bancorp, we reviewed samples of Baltimore County Savings Bank’s loans and made estimated marks for credit and interest risks. Our examination of these loans was made using the same criteria, analyses and collateral evaluations that we have traditionally used in the ordinary course of our business. However, no assurance can be given as to the future performance of Baltimore County Savings Bank‘s loans, which if poorer than expected would require us to increase our allowance for loan losses and negatively affect our earnings.

Our acquisition of BCSB Bancorp will expose us to risks related to lending funds.

Our and First National Bank’s strategic plan focuses on the continued development and growth of a diversified loan portfolio, with emphasis on commercial loans made to borrowers within First National Bank’s market areas. Certain risks are inherent in the lending function, including a borrower’s inability to pay, insufficient collateral coverage and changes in interest rates. Repayment risk on commercial loans arises from changing economic conditions in particular geographic areas, businesses or industries that impair the operating performance of commercial borrowers. Risks associated with commercial real estate loans and general business loans also include changes in general economic conditions that affect underlying collateral values. Consumer loans also are subject to repayment risk and undercollateralization (in the case of secured consumer loans) caused by changing economic conditions.

Termination of the Agreement and Plan of Merger may negatively affect us.

If the Agreement and Plan of Merger is terminated, we may suffer adverse consequences, including the adverse impact on our business due to the focus of management on the acquisition, without realizing any of the anticipated benefits of completing the acquisition, as well as a decline in the market price for our securities, to the extent that the market price prior to termination reflects a market assumption that the acquisition will be completed. The Agreement and Plan of Merger also contains certain termination rights for both F.N.B. and BCSB Bancorp, and further provides that, upon termination of the Agreement and Plan of Merger under specified circumstances, F.N.B. would be required to pay BCSB Bancorp’s out-of-pocket expenses up to a maximum amount of $500,000.

We may fail to realize all the anticipated benefits of the acquisition.

The success of our acquisition of BCSB Bancorp will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining our business and BCSB Bancorp’s and to combine our business and BCSB Bancorp’s in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Baltimore County Savings Bank nor decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, we must successfully combine our business and BCSB Bancorp’s business. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the acquisition may not be realized fully or at all or may take longer to realize than expected.

We and BCSB Bancorp have operated and, until the completion of the acquisition, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, which could adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the acquisition. The anticipated cost savings from the acquisition are largely expected to derive from our absorption of many of BCSB Bancorp’s back-office and other duplicative administrative functions. It is possible that the integration process could result in the loss of key employees who may then receive severance benefits, the disruption of each company’s ongoing business that adversely affects our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the acquisition. Integration efforts between the two companies will also require significant management attention and resources that will not be available for normal operations. In addition, our acquisition of BCSB Bancorp will follow the completion of our acquisition of PVF Capital. We may encounter difficulties in integrating the businesses of BCSB Bancorp within a relatively short time period after we commenced integrating the businesses of PVF Capital. Our current and planned operations, personnel, facility size and configuration, systems and internal procedures and controls might be inefficient or inadequate to support these efforts at the same time. An expected benefit from the acquisition is an expected increase in the revenues of the combined company from anticipated sales of our wider variety of financial products and services, and from increased lending out of the combined company’s larger capital base and legal lending limits. An inability to successfully market our products to Baltimore County Savings Bank’s customer base could cause the earnings of the combined company to be less than anticipated. Integration matters and the transition to us could have a material adverse effect on each of BCSB Bancorp and us during the pre-acquisition transition period and on us for an undetermined period after completion of the acquisition.

Our acquisition of BCSB Bancorp is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on us following the acquisition.

Before the acquisition may be completed, various approvals or consents must be obtained from the Federal Reserve and the OCC, which may impose conditions on the completion of the acquisition or require changes to the terms of the acquisition. Such conditions or changes could delay completion of the acquisition or impose additional costs on us or limit our revenues following the acquisition and might have a material adverse effect on us following the acquisition.

We have limited operating experience in Maryland, which may adversely impact our ability to compete successfully in this market area.

We first entered the Baltimore, Maryland market in April 2013 with our acquisition of Annapolis Bancorp, Inc. The Baltimore, Maryland market is outside of the markets in which most members of F.N.B.’s senior management have extensive knowledge and experience. It also is a more competitive market environment than the other markets in which we currently operate. We may not be able to retain existing customers of Baltimore County Savings Bank, or adequately address the Baltimore market in terms of the products and services that we propose to offer, or otherwise compete successfully against institutions already established within this market area. Our success in the Baltimore market will depend, in large part, on our ability to identify, attract and retain qualified and experienced personnel with local expertise and relationships in the Baltimore market to supplement the existing BCSB Bancorp and F.N.B. team. The newness of the F.N.B. brand in the Maryland markets may adversely affect our ability to attract and retain qualified personnel as well as our overall ability to compete for customers in this market area. Competition for qualified personnel may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in the Baltimore market. Even if we identify individuals that we believe could assist us in establishing a presence in the Baltimore market, we may be unable to recruit these individuals away from other banks or may be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out our strategy is often lengthy. Our inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could have a material adverse effect on us.

Litigation relating to our pending acquisition of BCSB Bancorp could result in a delay or an injunction preventing completion of the merger and may require us to incur substantial costs.

On July 12, 2013, a purported shareholder of BCSB Bancorp filed a putative class action and derivative lawsuit against BCSB Bancorp, the BCSB Bancorp board of directors and us seeking to enjoin our proposed merger with BCSB Bancorp and other relief. The plaintiff made various allegations against the defendants, including that the proposed merger consideration is inadequate and undervalues BCSB Bancorp, that the director defendants breached their fiduciary duties to BCSB Bancorp in approving the proposed merger, and that F.N.B. aided and abetted those alleged breaches. Earlier, on June 21, 2013, the same plaintiff had filed an identical purported action against the same defendants in the Circuit Court for Baltimore City, Case No. 24C13004131. However, the plaintiff dismissed that case without prejudice prior to re-filing the case in Baltimore County Circuit Court. On September 6, 2013, the plaintiff dismissed the complaint filed in the Baltimore County Circuit Court. There is no litigation currently pending involving the merger, although the plaintiff may elect to refile the lawsuit. If the plaintiff elected to refile the lawsuit, or if any other plaintiff filed a new demand or litigation relating to the merger, and were to successfully enjoin the merger, the merger may not become effective within the time frame we and BCSB Bancorp have planned, or at all. If completion of the merger is prevented or does not occur within the planned time frame, it could result in substantial costs to us. In addition, we could incur substantial costs associated with the indemnification of its directors and officers.

USE OF PROCEEDS

We expect to receive net proceeds from the offering of approximately $96,700,000 after deducting the underwriting discount and estimated expenses payable by us (or approximately $111,227,500 if the underwriters exercise in full their option to purchase additional Depositary Shares in full). We intend to use the net proceeds from this offering and our offering of 4,081,632 shares of common stock priced at $12.25 per share on October 29, 2013 to redeem $131,500,000 liquidation value of the Trust Securities described below which would proactively position us for Based III implementation and support future growth opportunities. Basel III (or the Third Basel Accord) is a global, voluntary regulatory standard governing the capital adequacy, stress testing and market liquidity risk of banks. Basel III rules, finalized in July 2013, provide for a phase-out period following which Trust Securities will not constitute Tier 1 capital for federal bank regulatory purposes; however, for federal bank regulatory purposes, outstanding trust preferred securities continue to qualify Tier 1 capital for banks with assets of less than $15 billion. Because F.N.B. expects to exceed $15 billion in assets in the future, it has determined to be proactive with respect to complying with applicable capital standards and pursue redemption of $131,500,000 of the Trust Securities. This offering is not, however, contingent upon the commencement or the closing of the common stock offering, and the common stock offering is not contingent upon the closing of this offering. Pending final use, we may invest the net proceeds from this offering and our common stock offering in short-term, investment grade, interest-bearing securities. We will also invest any remaining portion of the net proceeds from this offering and our common stock offering after applying such net proceeds to redeem the Trust Securities described below in short term, investment grade, interest bearing securities.

The following table sets forth the outstanding amount of Trust Securities that we intend to redeem, using the net proceeds from this offering and our common stock offering:

Trust Securities (dollars in thousands)
F.N.B. Statutory Trust I	$110,000
Sun Bancorp Statutory Trust I	16,500
Annapolis Bancorp Statutory Trust I	5,000

$131,500

RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for the periods indicated:

	Six Months Ended June 30,			Year Ended December 31,
(Dollars in thousands)	2013		2012	2012		2011		2010		2009		2008
Earnings:
Income before income taxes	$81,778		$71,171	$154,183		$119,051		$102,536		$50,380		$42,832
Fixed charges, excluding interest on deposits	9,147		10,035	19,470		23,402		26,285		41,560		48,312
Less: Preferred stock dividends	0		0	0		0		0		(4,085)		0

Subtotal	90,925		81,206	173,653		142,453		128,821		87,855		91,144
Interest on deposits	15,608		22,571	42,513		53,535		64,524		85,699		111,568
Total	$106,533		$103,777	$216,166		$195,988		$193,345		$173,554		$202,712

Fixed Charges:
Interest on borrowed funds	$7,509		$8,599	$16,542		$21,082		$24,207		$35,480		$46,421

Interest component of rental expense	1,638		1,436	2,928		2,320		2,078		1,995		1,891

Preferred stock dividends	0		0	0		0		0		4,085		0

Subtotal	9,147		10,035	19,470		23,402		26,285		41,560		48,312

Interest on deposits	15,608		22,571	42,513		53,535		64,524		85,699		111,568
Total	$24,755		$32,606	$61,982		$76,937		$90,809		$127,259		$159,880

Ratio of earnings to fixed charges:
Excluding interest on deposits	9.94	x	8.09	8.92	x	6.09	x	4.90	x	2.24	x	1.89	x
Including interest on deposits	4.30	x	3.18	3.49	x	2.55	x	2.13	x	1.38	x	1.27	x

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	9.94	x	8.09	8.92	x	6.09	x	4.90	x	2.11	x	1.89	x
Including interest on deposits	4.30	x	3.18	3.49	x	2.55	x	2.13	x	1.36	x	1.27	x

Note:

We calculate our ratio of earnings to fixed charges by adding income before income taxes plus fixed charges and dividing that sum by our fixed charges. Our fixed charges consist of interest expense and the portion of our rental expense deemed to represent interest. We calculate our ratio of earnings to fixed charges and preferred stock dividends by adding income before income taxes plus fixed charges minus preferred stock dividends and dividing that sum by our fixed charges. Our fixed charges for this ratio consist of interest expense, the portion of our rental expense deemed to represent interest and preferred stock dividends.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2013:

•	on an actual basis;
•	on an as adjusted basis to give effect to: (i) the issuance and sale of 4,000,000 Depositary Shares to be issued in this offering (assuming the underwriters’ option to purchase additional Depositary Shares is not exercised); (ii) the issuance and sale by us of 4,081,632 shares of our common stock priced at $12.25 per share on October 29, 2013; (iii) the receipt of the net proceeds by us, after deducting the underwriting discount and estimated offering expenses payable by us, in connection with this offering and our common stock offering; and (iv) the use of the net proceeds from this offering and our common stock offering to redeem $131,500,000 liquidation value of the Trust Securities as described in “Use of Proceeds.”

The following table should be read in conjunction with our preliminary operating and financial results for the third quarter of 2013, which has been incorporated by reference in this prospectus supplement and the accompanying prospectus, and the sections entitled “Prospectus Supplement Summary—Recent Developments—Third Quarter Results” and “Selected Consolidated Historical Financial Data of F.N.B.” elsewhere in this prospectus supplement. Our results of operations and financial information for any interim period are not necessarily indicative of our results of operations for the full year or any other interim period. Moreover, our operating and financial information for the quarter ended September 30, 2013, is not final and is subject to change.

	As of September 30, 2013
	As Reported	As Adjusted for Issuances	As Adjusted for Issuances and Redemptions
Liabilities
Total deposits	$9,723,371	$9,723,371	$9,723,371
Short-term borrowings	1,166,180	1,166,180	1,166,180
Long-term borrowings	91,807	91,807	91,807
Junior subordinated debt	194,213	194,213	58,181
Accrued expenses and other liabilities	133,061	133,061	133,061

Total Liabilities	$11,308,632	$11,308,632	$11,172,600

Shareholders’ Equity
Preferred stock - $0.01 par value	$—	$1	$1
Common stock - $0.01 par value	1,455	1,496	1,496
Additional paid-in capital	1,440,779	1,584,787	1,584,787
Retained earnings	112,649	112,649	111,236
Accumulated other comprehensive loss	(66,171)	(66,171)	(66,171)
Treasury stock, at cost	(7,065)	(7,065)	(7,065)

Total Shareholders’ Equity	1,481,647	1,625,697	1,624,284

Total Liabilities and Shareholders’ Equity	$12,790,279	$12,934,329	$12,796,884

Capital Adequacy
Tangible common equity to tangible assets(1)	6.09%	6.40%	6.46%
Tier 1 common capital ratio(1)	8.57%	9.07%	9.06%
Tier 1 leverage ratio	8.42%	9.52%	8.51%
Tier 1 risk-based capital ratio	10.57%	12.08%	10.68%
Total risk-based capital ratio	12.07%	13.59%	12.19%
Total equity to total assets ratio	11.58%	12.57%	12.69%

(1)

Tangible common equity to tangible assets and Tier 1 common capital (CET1) ratios are non-GAAP financial measures. Management believes these non-GAAP financial measures provide information useful to investors in understanding F.N.B.’s financial results. Specifically, F.N.B. provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that F.N.B.’s presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting F.N.B.’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and F.N.B. strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	As of September 30, 2013
	As Reported	As Adjusted for Issuances	As Adjusted for Issuances and Redemptions
Tangible Common Equity to Tangible Assets:
Total equity	$1,481,647	$1,625,697	$1,624,284
Less: Preferred equity	0	(96,700)	(96,700)
Less: Goodwill and other intangile assets	(748,909)	(748,909)	(748,909)

Tangible common shareholders’ equity	$732,738	$780,088	$778,675

Total assets	12,790,279	12,934,329	12,802,829
Less: Intangibles	(748,909)	(748,909)	(748,909)

Total tangible assets	$12,041,370	$12,185,420	$12,053,920

Tangible Common Equity to Tangible Assets	6.09%	6.40%	6.46%

With respect to Tier 1 Common Capital and the Tier 1 Common Ratio, F.N.B.’s management believes these non-GAAP measures are useful because they are measures used by banking regulators in evaluating a company’s financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to F.N.B.’s common stockholder’s equity, and the Tier 1 Common Ratio to F.N.B.’s Tier 1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	As of September 30, 2013
	As Reported	As Adjusted for Issuances	As Adjusted for Issuances and Redemptions
Tier 1 Common Capital Ratio:
Total common equity	$1,481,647	$1,528,997	$1,527,584
Total preferred equity	—	96,700	96,700
Plus (less):
Net unrealized losses on securities available for sale, net of tax	15,690	15,690	15,690
Accumulated net losses on cash flow hedges, net of tax	50,481	50,481	50,481
Disallowed goodwill and other intangible assets	(734,049)	(734,049)	(734,049)

Total tier 1 equity, before trust preferred securities	813,769	957,819	956,406
Trust preferred securities	189,000	189,000	57,500

Total Tier 1 capital	$1,002,769	$1,146,819	$1,013,906
Tier 2 capital	143,161	143,161	143,161

Total risk-based capital	$1,145,930	$1,289,980	$1,157,067

Tier 1 Common capital	813,769	861,119	859,706
Risk-weighted assets (under Federal Reserve Board Capital Regulatory Guidelines (RWA))	9,490,851	9,490,851	9,490,851

Tier 1 capital ratio (Total Tier 1 capital/RWA)	10.57%	12.08%	10.68%
Tier 1 common capital ratio (Total Tier 1 common/RWA)	8.57%	9.07%	9.06%
Total risk-based capital ratio	12.07%	13.59%	12.19%

REGULATORY CONSIDERATIONS

As a bank holding company, we are subject to regulation and supervision by the Federal Reserve, which has enforcement authority over us. Among other responsibilities, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a risk to First National Bank. The Federal Reserve examines us periodically and prepares reports for the consideration of our board of directors on any operating deficiencies that they may identify. While the Federal Reserve historically has expected bank holding companies to act as a source of strength to their bank subsidiaries, effective July 21, 2011, we are required by the Dodd-Frank Wall Street Reform and Consumer Protection Act to act as a source of strength for First National Bank and for any other depository institution subsidiary we may have in the future.

First National Bank is examined and supervised by the OCC, the Bureau of Consumer Financial Protection and its deposits are insured by the FDIC. First National Bank is a member of, and owns stock in, FHLB of Pittsburgh.

Our relationships with our depositors, borrowers and other customers are also regulated by federal and state laws and agencies, especially in matters concerning consumer protection, privacy, anti-money laundering, the ownership of deposit accounts and various trust and other customer relationships governed by state laws.

For a discussion of the material of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to F.N.B., please refer to our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund and not for the protection of our security holders. A change in applicable statutes, regulations or regulatory policy may have a material adverse effect on our business, financial condition (including capital adequacy) and results of operations.

DESCRIPTION OF THE PREFERRED STOCK

The following is a brief description of the terms of the Preferred Stock. This summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to our Articles of Incorporation, as amended (the “Articles of Incorporation”), including the amendment thereto establishing the terms of the Preferred Stock, which will be included as an exhibit to documents filed with the SEC, and our Bylaws.

General

Under our Articles of Incorporation we have authority to issue up to 20,000,000 shares of Preferred Stock, $0.01 par value, of which no shares are issued and outstanding. When issued, the Preferred Stock will be validly issued, fully paid and non-assessable, which means that its holders will have paid their purchase price in full and that we may not ask them to pay additional funds in respect of their shares of Preferred Stock. F.N.B. will not issue any shares of Preferred Stock prior to the original issue date.

The Depositary will be the sole holder of the Preferred Stock, as described under “Description of the Depositary Shares” below, and all references in this prospectus supplement to the holders of the Preferred Stock shall mean the Depositary. However, the holders of Depositary Shares will be entitled, through the Depositary, to exercise the rights and preferences of the holders of the Preferred Stock, as described under “Description of the Depositary Shares.”

Prior to the issuance of the Depositary Shares, we will file with the Secretary of State of the State of Florida the articles of amendment establishing the terms of the Preferred Stock. The articles of amendment will initially authorize 115,000 shares of Preferred Stock. Our board of directors may authorize additional shares of Preferred Stock from time to time. When issued, the Preferred Stock will have a fixed liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share). If we liquidate, dissolve or wind up our affairs, holders of the Preferred Stock and, in turn, the Depositary Shares will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per share plus any declared and unpaid dividends, without regard to any undeclared dividends.

The Preferred Stock and, in turn, the Depositary Shares will not be convertible into or exchangeable for our common stock or any other class or series of our capital stock and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement. The Preferred Stock and related Depositary Shares do not have a stated maturity date and will be perpetual unless redeemed at our option.

We reserve the right to re-open this series of Preferred Stock and issue additional shares of the Preferred Stock without notice to, or the consent of, holders of the Depositary Shares; provided that any such additional shares of Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code of 1986, as amended, or the Code, and such additional shares of Preferred Stock are otherwise treated as fungible with the Preferred Stock for U.S. federal income tax purposes. In the event we issue additional shares of Preferred Stock, we will cause a corresponding number of additional Depositary Shares to be issued. The additional shares would form a single series with the Preferred Stock.

In addition, we may from time to time, without notice to, or the consent of, holders of the Depositary Shares, issue shares of capital stock that rank on a parity with or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and distributions upon our liquidation, dissolution or winding-up.

Ranking

Shares of the Preferred Stock will rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up, respectively:

•	senior to our common stock and to each other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks at least on parity with the Preferred Stock with respect to such dividends and distributions;
•	on parity with any class or series of our capital stock issued in the future the terms of which expressly provide that it ranks on parity with our Preferred Stock with respect to such dividends and distributions; and

•	junior to any class or series of our capital stock issued in the future, the terms of which expressly provide that it ranks senior to the Preferred Stock with respect to such dividends and distributions, if it is approved by the holders of at least two-thirds of the outstanding Depositary Shares.

Dividends

Dividends on shares of the Preferred Stock will not be cumulative and will not be mandatory. Holders of the Preferred Stock will be entitled to receive, if, when and as declared by our board of directors or a duly authorized committee of the board out of legally available assets, non-cumulative cash dividends. These dividends will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, commencing on February 15, 2014, each such date being referred to herein as a dividend payment date. Dividends on each share of Preferred Stock will accrue on the liquidation preference amount of $1,000 per share (equivalent to $25 per Depositary Share) at a rate per annum equal to 7.25% with respect to each dividend period from and including the original issue date to, but excluding, February 15, 2024 (the “fixed rate period”), and thereafter at a rate per annum equal to the three-month U.S. dollar LIBOR (as defined below) on the related dividend determination date plus a spread of 4.60% per annum (the “floating rate period”). Any dividends paid on the Preferred Stock will be distributed to holders of Depositary Shares in the manner described under “Description of the Depositary Shares—Dividends and Other Distributions” below. Notwithstanding the foregoing, dividends on the Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

Dividends will be payable to holders of record of Preferred Stock as they appear on our books on the applicable record date, which shall not be less than 15 calendar days or more than 30 calendar days before the applicable dividend payment date, as shall be fixed by our board of directors or any duly authorized committee of the board. The corresponding record dates for the Depositary Shares will be the same as the record dates for the Preferred Stock.

A dividend period is the period from and including a dividend payment date to but excluding the applicable dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Depositary Shares. Any dividend payable on shares of the Preferred Stock for any dividend period during the fixed rate period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Any dividend payable on shares of the Preferred Stock for any dividend period during the floating rate period will be computed on the basis of a 360-day year and the actual number of days elapsed in such dividend period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any dividend payment date applicable to the fixed rate period is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment. If any dividend payment date applicable to the floating rate period is not a business day, then the dividend payment date will be postponed to the next succeeding business day unless such day falls in the next calendar month, in which case the dividend payment date will be the immediately preceding business day, and, in either case, dividends will accrue to, but excluding, the applicable business day. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Preferred Stock.

For any dividend period during the floating rate period, three-month U.S. dollar, LIBOR (the London interbank offered rate) shall be determined by the calculation agent (as defined below) on the second London business day immediately preceding the first day of such dividend period, which we refer to as the “dividend determination date”, in the following manner:

(i) Three-month U.S. dollar LIBOR will be the rate for deposits in U.S. dollars for a period of three months that appears on Reuters screen LIBOR01 page, or any successor page, as of 11:00 a.m., London time, on that dividend determination date.

(ii) If no such rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, selected by the calculation agent as directed by us, to provide the calculation agent with its offered quotation at approximately 11:00 a.m., London time, on that dividend determination date for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, to prime banks in the London interbank market and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, three-month U.S. dollar LIBOR determined on that dividend determination date will be the arithmetic mean of those quotations (rounded, if necessary, to the nearest 0.00001 of 1%). If fewer than two quotations are provided, three-month U.S. dollar LIBOR will be determined for the first day of such dividend period as the arithmetic mean (rounded upward, if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m., New York City time, on that dividend determination date by three major banks in The City of New York, selected by the calculation agent as directed by us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the first day of such dividend period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, three-month U.S. dollar LIBOR for that dividend determination date will be the same as three-month U.S. dollar LIBOR for the immediately preceding dividend period, or, if there was no such dividend period, the dividend payable will be based on the dividend rate applicable to the fixed rate period.

The calculation agent will be Wilmington Trust, National Association. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, will be on file at our principal offices, will be made available to any holder of Depositary Shares upon request and will be final and binding in the absence of manifest error.

The term “London business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

In this subsection, the term “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in The City of New York.

Dividends on shares of Preferred Stock will not be cumulative. Accordingly, if our board of directors or a duly authorized committee of the board fails to declare a full dividend on the Preferred Stock payable in respect of any dividend period before the related dividend payment date, the undeclared dividend will not be deemed to have accrued and we will have no obligation to pay the undeclared dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Preferred Stock, parity stock (as defined herein), dividend parity stock (as defined herein), junior stock (as defined herein) or other capital stock are declared and paid for any future dividend period.

Priority of Dividends

So long as any share of Preferred Stock remains outstanding, unless (i) the full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Preferred Stock and (ii) we are not in default on our obligation to redeem any shares of Preferred Stock and related Depositary Shares that have been called for redemption:

•	no dividend shall be declared, paid or set aside for payment and no distribution shall be declared, made or set aside for payment on any class or series of our capital stock ranking junior to the Preferred Stock as to dividend or liquidation rights (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);
•

no share of any class or series of our capital stock ranking junior to the Preferred Stock as to dividend or liquidation rights shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

•	no share of any class or series of our capital stock ranking on a parity with the Preferred Stock as to dividend or liquidation rights shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in parity stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us.

Notwithstanding the foregoing, if dividends are not paid in full upon the shares of the Preferred Stock and any shares of capital stock ranking on a parity with the Preferred Stock as to dividend rights (“dividend parity stock”), dividends may be declared and paid upon shares of the Preferred Stock and the dividend parity stock on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the Preferred Stock and accrued dividends, including any accumulations, on any dividend parity stock bear to each other.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our capital stock over which the Preferred Stock has preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of F.N.B.

As used in this prospectus supplement, “parity stock” means any other class or series of our capital stock that ranks equally with the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of F.N.B. As of the date of this prospectus supplement, no dividend parity stock is outstanding.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) may be declared and paid on our junior stock, which includes our common stock, from time to time out of any assets legally available for such payment, and the holders of Preferred Stock or dividend parity stock shall not be entitled to participate in any such dividend.

Redemption

Mandatory Redemption

The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision.

The holders of the Depositary Shares will not have the right to require the redemption or repurchase their Depositary Shares.

Optional Redemption

We may redeem the Preferred Stock at our option, through a resolution duly adopted by our board of directors (or a duly authorized committee of our board of directors), in whole or in part, from time to time, on any dividend payment date on or after February 15, 2024, at a price equal to $1,000 per share (equivalent to $25 per Depositary Share), plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, on the Preferred Stock prior to the date fixed for redemption, which we refer to as the redemption date.

Prior to February 15, 2024, within 90 days of the occurrence of a “regulatory capital treatment event,” we may, at our option, subject to the prior approval of the Federal Reserve or other appropriate federal banking agency, provide notice of our intent to redeem in accordance with the procedures described below, and subsequently redeem, all (but not less than all) of the shares of Preferred Stock at the time outstanding at a redemption price equal to $1,000 per share (equivalent to $25 per Depositary Share), plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, on the Preferred Stock prior to the redemption date.

A “regulatory capital treatment event” means a good faith determination by our board of directors or a duly authorized committee of the board, in good faith, that, as a result of any:

•	amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Preferred Stock;
•	proposed change in those laws or regulations that is announced or becomes effective after the original issue date of the Preferred Stock; or
•	official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the original issue date of the Preferred Stock;

there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference of all shares of the Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve or other appropriate federal banking agency, as then in effect and applicable, for as long as any share of Preferred Stock is outstanding.

If shares of the Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Preferred Stock to be redeemed, either by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register or by such other method approved by the Depositary, in its reasonable discretion, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Depositary Shares representing the Preferred Stock are held in book-entry form through The Depository Trust Company, or DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;
•	the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
•	the redemption price;
•	the place or places where the certificates evidencing shares of Preferred Stock are to be surrendered for payment of the redemption price; and
•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Preferred Stock so called for redemption, then, on and after the redemption date, notwithstanding that certificates representing any share so called for redemption have not been surrendered for redemption, on and after the redemption date, dividends will cease to accrue on all shares of Preferred Stock, all such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot.

Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock and, in turn, the Depositary Shares is subject to prior approval of the Federal Reserve. The Preferred Stock explicitly provides that any redemption of the Preferred Stock and, in turn, the Depositary Shares is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to the redemption of the Preferred Stock. See “Risk Factors—Investors should not expect us to redeem the Depositary Shares or the Preferred Stock on the date they first become redeemable or on any particular date after they become redeemable. You may not be able to reinvest the redemption proceeds you receive in a similar security or in instruments with similar dividend rates or yields.”

See “Description of the Depositary Shares—Redemption of Depositary Shares” below for information about redemption of the Depositary Shares relating to the Preferred Stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the Preferred Stock and, in turn, the Depositary Shares are entitled to receive an amount per share equal to the fixed liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution), after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any shares of capital stock ranking senior to Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of our business and affairs, and before we make any distribution of assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Preferred Stock with respect to distributions upon our liquidation, dissolution or winding-up. After payment of the full amount of the liquidating distribution described above, the holders of the Preferred Stock shall not be entitled to any further participation in any distribution of our assets.

If our assets are not sufficient to pay the liquidation preference in full to all holders of Preferred Stock and all holders of any shares of our capital stock ranking as to any such liquidation distribution on parity with the Preferred Stock, the amounts paid to the holders of Preferred Stock and to such other shares will be paid pro rata in accordance with their respective liquidation preferences. If the liquidation preference per share of Preferred Stock has been paid in full to all holders of Preferred Stock and the liquidation preference per share of any other capital stock ranking on parity with the Preferred Stock as to liquidation rights has been paid in full, the holders of our common stock or any other capital stock ranking, as to liquidation rights, junior to the Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution or winding-up of our affairs.

See “Description of the Depositary Shares—Dividends and Other Distributions” below for information relating to distributions on the Depositary Shares relating to the Preferred Stock.

Voting Rights

Except as provided below, the holders of the Preferred Stock and, in turn, the Depositary Shares will have no voting rights.

Whenever dividends on any shares of the Preferred Stock or any dividend parity stock upon which similar voting rights have been conferred (“special voting preferred stock”) and are exercisable shall have not been declared and paid for an aggregate amount equal to the amount of dividends payable on the Preferred Stock as contemplated herein for six or more quarterly dividend payments, whether or not for consecutive dividend periods (which we refer to as a “Nonpayment”), the holders of the Preferred Stock and such special voting preferred stock will be entitled to vote as a single class (based on respective liquidation preferences) for the election of a total of two additional members of our board of directors, which we refer to as the “Preferred Directors”, provided that our board of directors shall at no time include more than two Preferred Directors. In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of Preferred Stock, a special meeting of the holders of Preferred Stock and such special voting preferred stock for which dividends have not been paid shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid on the Preferred Stock and such special voting preferred stock for at least four consecutive quarterly dividend periods following the Nonpayment.

If and when full dividends have been paid for at least four consecutive quarterly dividend periods following a Nonpayment on the Preferred Stock and such special voting preferred stock, the holders of the Preferred Stock and such special voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected shall terminate and the number of directors on our board of directors shall automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of a majority of the outstanding shares of the Preferred Stock and such special voting preferred stock when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Preferred Stock and such special voting preferred stock to serve until the next annual meeting of shareholders. The Preferred Directors shall each be entitled to one vote per director on any matter.

If the holders of Preferred Stock become entitled to vote for the election of directors, the Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of Preferred Stock may become subject to regulations under the BHCA and/or certain acquisitions of Preferred Stock may be subject to prior approval by the Federal Reserve. See “Risk Factors—Ownership of the Preferred Stock and, in turn, the Depositary Shares may require regulatory approval or result in adverse regulatory consequences.”

So long as any shares of Preferred Stock remain outstanding, in addition to any other vote or consent of shareholders required by law or our Articles of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:

•	authorize, create, issue or increase the authorized amount of any class or series of our capital stock ranking senior to the Preferred Stock with respect to payment of dividends or as to distributions upon our liquidation, dissolution or winding-up, or issue any obligation or security convertible into or exchangeable for evidencing the right to purchase any such class or series of our capital stock;
•	amend, alter or repeal the provisions of our Articles of Incorporation, including the certificate of amendment creating the Preferred Stock, so as to adversely affect the special powers, preferences, privileges or rights of the Preferred Stock, taken as a whole; or

•	consummate a binding share-exchange or reclassification involving the Preferred Stock, or sale, conveyance, exchange or transfer of all or substantially all of our assets or business or a merger or consolidation of us with or into another entity unless the shares of the Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Preferred Stock.

When determining the application of the voting rights described in this section, the authorization, creation and issuance, or an increase in the authorized or issued amount of, junior stock or any class or series of capital stock, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock that by its terms expressly provides that it ranks pari passu with the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution or winding-up shall not be deemed to adversely affect the special powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Preferred Stock to effect such redemption.

For notary rights applicable to holders of the Depositary Shares, see “Description of the Depositary Shares—The Deposit Agreement—Voting of the Preferred Stock” below.

Form

The Preferred Stock will be issued only in fully registered form.

Depositary, Transfer Agent and Registrar

Registrar and Transfer Company will be the depositary, transfer agent, registrar, paying agent and redemption agent for the Preferred Stock. We may, in our sole discretion, remove the Depositary in accordance with the agreement between us and the Depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal. The registrar for the Preferred Stock will send notices to shareholders of any meetings at which holders of Preferred Stock have the right to vote on any matter.

DESCRIPTION OF THE DEPOSITARY SHARES

Please note that in this prospectus supplement, references to “holders” of Depositary Shares mean those who own Depositary Shares registered in their own names, on the books that we or the Depositary maintain for this purpose, and not indirect holders who own beneficial interests in Depositary Shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in “—Book-Entry Issuance” below.

This prospectus supplement summarizes specific terms and provisions of the Depositary Shares relating to the Preferred Stock. The following summary is qualified in its entirety by reference to the terms and provisions of the Deposit Agreement, the form of depositary receipts, which contain the terms and provisions of the Depositary Shares, and our Articles of Incorporation.

General

Each Depositary Share represents a 1/40th interest in one share of Preferred Stock. The Depositary Shares will be evidenced by depositary receipts. The shares of Preferred Stock underlying the Depositary Shares will be deposited with Registrar and Transfer Company, as depositary, under a deposit agreement to be entered into on or before the closing date, the Deposit Agreement, among us, the Depositary, the registrar appointed thereunder and all holders from time to time of depositary receipts issued by the Depositary thereunder.

The Depositary will act as transfer agent and registrar and paying agent with respect to the Depositary Shares.

The Depositary’s office at which the depositary receipts will be administered is located at 10 Commerce Drive, Cranford, NJ 07016.

In this prospectus supplement, references to “holders” of Depositary Shares mean those who own Depositary Shares registered in their own names on the books that we or the Depositary maintain for this purpose. DTC is the only registered holder of the Depositary receipts representing the Depositary Shares. References to “holders” of Depositary Shares do not include indirect holders who own beneficial interests in Depositary Shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in “—Book-Entry Issuance” below.

Immediately following the issuance of the Preferred Stock, we will deposit the Preferred Stock with the Depositary, which will then issue the Depositary Shares to the underwriters.

Dividends and Other Distributions

Each dividend payable on a Depositary Share will be in an amount equal to 1/40th of any dividend declared and payable on the related share of Preferred Stock.

The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the holders of Depositary Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution. In that case, the Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Preferred Stock.

The amounts distributed to holders of Depositary Shares will be reduced by any amounts required to be withheld by the Depositary or by us on account of taxes or other governmental charges. The Depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If the Preferred Stock underlying the Depositary Shares is redeemed, in whole or in part, a corresponding number of Depositary Shares will be redeemed with the proceeds received by the Depositary from the redemption of the Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to 1/40th of the applicable redemption price per share payable in respect of such Preferred Stock.

Whenever we redeem shares of Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all of the outstanding Depositary Shares are redeemed, the Depositary will select the Depositary Shares to be redeemed pro rata or by lot. The Depositary will mail notice of redemption to holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related Depositary Shares.

Withdrawal of Preferred Stock

Unless the Depositary Shares have previously been called for redemption, any holder of Depositary Shares may receive the number of whole shares of Preferred Stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the Depositary, paying any taxes, charges and fees provided for in the Deposit Agreement and complying with any other requirement of the Deposit Agreement. Holders of Depositary Shares making these withdrawals will be entitled to receive whole shares of Preferred Stock, but holders of whole shares of Preferred Stock will not be entitled to deposit that Preferred Stock under the Deposit Agreement or to receive depositary receipts for that Preferred Stock after withdrawal. If the Depositary Shares surrendered by the holder in connection with withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of Depositary Shares.

The Deposit Agreement

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the Depositary Shares and any provision of the Deposit Agreement at any time and, from time, to time by agreement with the Depositary. However, any amendment that imposes additional charges, materially and adversely affects the rights of the holders of Depositary Shares or would be materially and adversely inconsistent with the rights granted to the holders of the Preferred Stock will not be effective unless the holders of a majority of the Depositary Shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of Depositary Shares, as described above under “—Withdrawal of Preferred Stock,” to receive shares of Preferred Stock and any money or other property represented by those Depositary Shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended Deposit Agreement.

The Deposit Agreement will automatically terminate if:

•	all outstanding Depositary Shares have been redeemed; or
•	a final distribution in respect of the Preferred Stock has been made to the holders of Depositary Shares in connection with any liquidation, dissolution or winding up of F.N.B., and such distribution has been paid to the holders of Depositary Shares; or
•	there has been consent of holders of Depositary Shares representing not less than two-thirds of the Depositary Shares outstanding.

We may terminate the Deposit Agreement at any time, and the Depositary will give notice of that termination to the holders of all outstanding Depositary Shares not less than 30 days before the termination date. In that event, the Depositary will deliver or make available for delivery to holders of Depositary Shares, upon surrender of the depositary receipts evidencing the Depositary Shares, the number of whole or fractional shares of Preferred Stock as are represented by those Depositary Shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the Depositary arrangements regarding any Depositary Shares offered by use of this prospectus supplement. We will also pay all charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, all withdrawals and any redemption or exchange of the Preferred Stock. Holders of Depositary Shares will pay all other transfer and other taxes and governmental charges and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts. All other charges and expenses of the Depositary and of any registrar incident to the performance of their respective obligations arising from the Depositary arrangements will be paid by us only after prior consultation and agreement between the Depositary and us and consent by us to the incurrence of such expenses, which consent will not be unreasonably withheld.

Resignation and Removal of Depositary; Termination of Deposit Agreement

The Depositary may resign at any time by delivering to us notice of its resignation and we may at any time remove the Depositary, with any such resignation or removal taking effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. Upon termination of the Deposit Agreement, the Depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement, except that the Depositary will continue to collect dividends and other distributions pertaining to Preferred Stock and will continue to deliver Preferred Stock certificates together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges, or other property in exchange for depositary receipts surrendered. At a time after the expiration of three years from the date of termination, the Depositary may sell the Preferred Stock and hold the proceeds of such sale, without interest, for the benefit of the holders of depositary receipts who have not then surrendered their depositary receipts. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for such proceeds.

Miscellaneous

The Depositary will forward to the holders of the Depositary Shares all reports and communications from us that we would be required to furnish to the holders of the Preferred Stock. The Depositary will not be liable if it is prevented or delayed by law or circumstances beyond its control in performance of its obligations under the Deposit Agreement. The obligations of the Depositary under the Deposit Agreement will be limited to performance in good faith and without gross negligence and misconduct of its duties thereunder, and the Depositary will not be obligated to prosecute or defend any legal proceedings in respect of any Depositary Shares or the Preferred Stock unless a reasonable indemnity is furnished. The Depositary may rely upon written advice of counsel or independent accountants, or information provided by other persons believed by it to be the proper person or persons and on documents believed to be genuine.

Voting of the Preferred Stock

Because each Depositary Share represents a 1/40th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per share of the Preferred Stock under those limited circumstances in which holders of the Preferred Stock are entitled to vote.

When the Depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the holders of the Depositary Shares relating to the Preferred Stock. Each holder of the Depositary Shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the Depositary as to how to vote the amount of the Preferred Stock represented by the holder’s Depositary Shares. We will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Depositary Shares representing the Preferred Stock, it will not vote the amount of Preferred Stock represented by such Depositary Shares.

Listing

We will apply to list the Depositary Shares on the NYSE under the symbol “FNBPrE”. If the application is approved, we expect trading to begin within 30 days of November 1, 2013, the date of initial delivery of the Depositary Shares. We do not expect that there will be any separate public trading market for the shares of Preferred Stock, except as represented by the Depositary Shares.

Form

The Depositary Shares shall be issued in book-entry form through DTC, as further described below.

Book-Entry Issuance

The certificates representing the Depositary Shares will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global securities, representing the total aggregate number of Depositary Shares sold in this offering, will be issued and deposited with DTC. Ownership of beneficial interests in a global security will be limited to persons who have accounts with DTC, whom we refer to as participants, or persons who hold interests through such participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Depositary Shares represented by such global security for all purposes under the Deposit Agreement and the securities. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Deposit Agreement.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Depositary Shares, so long as the corresponding securities are represented by Global Securities.

Neither we, the transfer agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;
•	banks, trust companies; and
•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the transfer agent nor the registrar will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global security and a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the Global Securities. Holders of an interest in a global security may receive certificated shares, at our option, in accordance with the rules and procedures of DTC in addition to those provided for under the Deposit Agreement. Beneficial interests in Global Securities held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the U.S. federal income tax considerations related to the acquisition, ownership, and disposition of Depositary Shares acquired pursuant to this offering. It is not a complete analysis of all the potential tax considerations relating to the Depositary Shares. This summary is based upon the provisions of the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or the IRS, or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax considerations discussed below or that any position taken by the IRS would not be sustained.

This summary is limited to beneficial owners of Depositary Shares that will hold the Depositary Shares as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all U.S. federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

(i)	holders subject to the alternative minimum tax;
(ii)	banks, insurance companies, or other financial institutions;
(iii)	regulated investment companies;
(iv)	real estate trusts;
(v)	tax-exempt organizations;
(vi)	brokers and dealers in securities or commodities;
(vii)	expatriates;
(viii)	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
(ix)	United States holders (as defined below) whose functional currency is not the United States dollar;
(x)	persons that will hold the Depositary Shares as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;
(xi)	persons deemed to sell the Depositary Shares under the constructive sale provisions of the Code; or
(xii)	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Depositary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are an entity or arrangement classified as a partnership for U.S. federal income tax purposes that will hold Depositary Shares or a partner of such a partnership, you are urged to consult your own tax advisors regarding the tax consequences to you of holding the Depositary Shares.

Beneficial owners of Depositary Shares will be treated as owners of the underlying Preferred Stock for U.S. federal income tax purposes.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your own tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

United States Holders

This subsection describes the tax considerations for a United States holder. You are a United States holder if you are a beneficial owner of a Depositary Share and you are:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust that (1) is subject to the supervision of a court within the United States, if one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

Dividends on Depositary Shares

Distributions to a United States holder with respect to Depositary Shares will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, as of the end of the taxable year of the distribution. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, it will be treated as a non-taxable return of capital that will be applied against and reduce (but not below zero) the United States holder’s adjusted tax basis in the Depositary Shares. Any remaining excess will be treated as gain from the sale or exchange of the Depositary Shares under “Sale, Exchange or Other Taxable Disposition of Depositary Shares,” below.

Distributions constituting dividends paid to corporate United States holders will generally qualify for a dividends received deduction, provided that certain conditions are met. Under current law, and subject to certain exceptions for short-term and hedged positions, distributions constituting dividends received by individual and other non-corporate United States holders will generally constitute “qualified dividend income,” which will generally be subject to U.S. federal income tax at the lower rates applicable to long-term capital gains, provided that certain holding period and other requirements are met. You are urged to consult your own tax advisors concerning the applicability of these rules to their particular circumstances.

Sale, Exchange or Other Taxable Disposition of Depositary Shares

A United States holder will generally recognize capital gain or loss on a sale, exchange or other taxable disposition (other than a redemption) of the Depositary Shares equal to the difference between the amount realized upon the disposition and such United States holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the United States holder’s holding period for the Depositary Shares sold or exchanged is more than one year. Long-term capital gains of certain non-corporate United States holders, including individuals, generally are eligible for preferential rates of taxation. The deductibility of capital losses is subject to limitations.

Redemptions of Depositary Shares

The tax treatment accorded to any redemption by us (as distinguished from a sale, exchange or other taxable disposition) of our Depositary Shares to a United States holder can only be determined on the basis of the particular facts as to each United States holder of our Depositary Shares at the time of redemption.

In general, a United States holder of our Depositary Shares will recognize capital gain or loss measured by the difference between the amount received by the United States holder of such Depositary Shares upon the redemption and such United States holder’s adjusted tax basis in the Depositary Shares redeemed (provided the Depositary Shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the United States holder’s interest in all classes of our shares under Section 302(b)(3) of the Code, or (ii) is “not essentially equivalent to a dividend” with respect to the United States holder of the Depositary Shares under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only the Depositary Shares being redeemed, but also such United States holder’s ownership of other classes and series of our capital stock and any options (including stock purchase rights) to acquire any of the foregoing. The United States holder of our Depositary Shares also must take into account any such securities (including options) which are considered to be owned by such United States holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our Depositary Shares will be treated as a distribution on our shares and will be taxable as described under the caption “Dividends on Depositary Shares” above. If a redemption of the Depositary Shares is treated as a distribution that is taxable as a dividend, you are urged to consult your own tax advisors regarding the allocation of your tax basis in the redeemed and remaining Depositary Shares.

Medicare Tax

For taxable years beginning after December 31, 2012, certain United States holders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year (undistributed net investment income in the case of an estate or trust) and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its dividend income and its net gains from the disposition of Depositary Shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate, or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Depositary Shares.

Information Reporting and Backup Withholding on United States Holders

In general, information reporting requirements will apply to payments of dividends and the proceeds of certain sales and other taxable dispositions (including redemptions) of the Depositary Shares unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service, or the IRS, that payments to you are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Non-United States Holders

This subsection describes the tax considerations for a non-United States holder. You are a non-United States holder if you are the beneficial owner of Depositary Shares that is an individual, corporation, estate or trust and that is not a United States holder.

Dividends on Depositary Shares

Distributions to a non-United States holder with respect to Depositary Shares will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, as of the end of the taxable year of the distribution. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, it will be treated as a non-taxable return of capital that will be applied against and reduce (but not below zero) the non-United States holder’s adjusted tax basis in the Depositary Shares. Any remaining excess will be treated as gain from the sale or exchange of the Depositary Shares and will be treated as described under “Taxation of Capital Gain on Sale, Exchange or Other Taxable Disposition of Depositary Shares” below.

Dividends paid to a non-United States holder that are not effectively connected with the non-United States holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-United States holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to (i) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such non-United States holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our Depositary Shares are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. These forms may need to be periodically updated. A non-United States holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-United States holders are urged to consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-United States holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-United States holder in the United States, are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. person and are not subject to withholding of U.S. federal income tax, provided that the non-United States holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such effectively connected dividends (and, if required, dividends attributable to a United States permanent establishment or fixed base) received by a non-United States holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Taxation of Capital Gain on Sale, Exchange or Other Taxable Disposition of Depositary Shares

Any gain recognized by a non-United States holder on a sale, exchange or other taxable disposition of Depositary Shares generally will not be subject to U.S. federal income tax, unless: (i) the gain is effectively connected with the conduct of a trade or business of the non-United States holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States of the non-United States holder), (ii) the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes and the non-United States holder is not eligible for an exemption under an applicable income tax treaty. However, the non-United States holder generally will not be subject to U.S. federal income tax, if (x) our Depositary Shares are regularly traded on an established securities market and (y) the non-United States holder held, directly or constructively, at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-United States holder held the Depositary Shares, 5% or less of the Depositary Shares. We believe that we have not been, are not currently, and, although there can be no assurance, do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Any gain recognized by a non-United States holder that is described in clause (i) of the preceding paragraph generally will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. person, and such non-United States holder will be required to file a U.S. tax return. Such non-United States holders are urged to consult their own tax advisors regarding the possible application of these rules. Any gain of a corporate non-United States holder that is described in clause (i) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-United States holder that is described in clause (ii) of the preceding paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S.-source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-United States holder of our Depositary Shares the amount of dividends paid to such non-United States holder and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-United States holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of the Depositary Shares to or through the U.S. office (and in certain cases, the foreign office) of a broker.

Under some circumstances, Treasury Regulations require backup withholding of U.S. federal income tax, currently at a rate of 28%, on reportable payments with respect to our Depositary Shares. A non-United States holder generally may eliminate the requirement for information reporting (other than in respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-United States holder is a U.S. person. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-United States holder’s U.S. federal income tax liability, if any, and may entitle such non-United States holder to a refund, provided that certain required information is timely furnished to the IRS. Non-United States holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Federal Estate Tax

The Depositary Shares owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death generally will be included in such person’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Additional FATCA Withholding

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act, generally referred to as FATCA, when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to “foreign financial institutions” (which are broadly defined for this purpose and generally include investment vehicles) and certain non-financial foreign entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied. Under recently issued final Treasury Regulations and other IRS guidance, these rules generally apply to dividends in respect of securities such as the Depositary Shares paid on or after July 1, 2014, and to gross proceeds from the sale or other disposition of securities such as the Depositary Shares paid on or after January 1, 2017. Prospective non-United States holders should consult their own tax advisors regarding the implications of FATCA and the recently issued Treasury Regulations on their investment in our Depositary Shares.

The discussion of United States federal income tax considerations set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective purchasers of Depositary Shares are urged to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of Depositary Shares, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our Depositary Shares by employee benefit plans that are subject to Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA (“ERISA plans”), plans, individual retirement accounts, Keogh plans and other arrangements that are subject to Section 4975 of the Code (“Code plans”); plans other than ERISA or Code plans subject to any federal, state, local, non-U.S. or other laws, rules, or regulations that are similar to such provisions of ERISA and the Code, which we refer to collectively as similar laws (“Similar plans”); and entities whose underlying assets are considered to include “plan assets” of such ERISA plans and/or Code plans by reason of the investments by such ERISA and Code plans in such entities (“Plan Asset Entities”); all of which we refer to collectively as plans.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Part 4 of Subtitle B of Title I of ERISA or Section 4975 of the Code, which we refer to collectively as an ERISA plan, and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who has or exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

In considering an investment in our Depositary Shares of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to the fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction and Related Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans and Plan Asset Entities from engaging in certain specified transactions involving plan assets with persons who are parties in interest within the meaning of Section 3(14) of ERISA or disqualified persons within the meaning of Section 4975 of the Code with respect to the plan, which we refer to as parties in interest. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans, as defined in Section 3(32) of ERISA and Section 414(d) of the Code, certain church plans, as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made, and plans maintained outside the U.S. primarily for nonresident aliens (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under similar laws.

The acquisition or holding of our Depositary Shares by an ERISA plan or a Plan Asset Entity with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under Section 406 of ERISA or Section 4975 of the Code, unless our Depositary Shares are acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, our Depositary Shares may not be purchased or held by any plan or any person investing plan assets of any plan, unless the purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or PTCE, such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or the purchase and holding of our Depositary Shares is not prohibited on some other basis, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration. Each person who acquires or holds our Depositary Shares, or any interest therein, will be deemed to have represented that such acquisition and holding will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

UNDERWRITING

Keefe, Bruyette & Woods, Inc. and RBC Capital Markets, LLC are acting as representatives of the several underwriters named below (collectively, the “Underwriters”) and we have entered into an underwriting agreement with Keefe, Bruyette & Woods, Inc. and RBC Capital Markets, LLC, as representatives of the Underwriters, dated October 29, 2013 (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters has severally agreed to purchase the number of Depositary Shares listed next to its name in the following table:

Underwriter of Shares	Number
Keefe, Bruyette & Woods, Inc.	1,440,000
RBC Capital Markets, LLC	1,440,000
J.P. Morgan Securities LLC	520,000
Janney Montgomery Scott LLC	200,000
Sandler O’Neill & Partners, L.P.	200,000
Sterne, Agee & Leach, Inc.	200,000

Total	4,000,000

Our Depositary Shares are offered subject to a number of conditions, including receipt and acceptance of the Depositary Shares by the Underwriters.

Sale of securities generally settle on the third business day after their pricing, unless parties to any such sale agree otherwise. We expect that delivery of the Depositary Shares will be made to investors on or about November 1, 2013. If the offering of Depositary Shares is priced after 4:30 p.m., New York City time, on October 29, 2013, settlement would otherwise have occurred on November 4, 2013.

In connection with this offering, the Underwriters or securities dealers may distribute prospectuses electronically.

We have granted the Underwriters an option to purchase up to      additional Depositary Shares at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. The Underwriters may exercise this option for 30 days from the date of this prospectus supplement.

Commissions and discounts

Depositary shares sold by the Underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any Depositary Shares sold by the Underwriters to securities dealers may be sold at a discount of up to $0.50 per share from the public offering price. If all the Depositary Shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of Depositary Shares made outside of the United States may be made by affiliates of the Underwriters.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$25.00	$100,000,000	$115,000,000
Underwriting discount	$0.7875	$3,150,000	$3,622,500
Proceeds, before expenses, to us	$24.2125	$96,850,000	$111,377,500

We estimate that the total expenses of this offering payable by us, not including the underwriting discount, will be approximately $150,000.

No sales of similar securities

We have agreed with the Underwriters that we may not, without the prior written approval of Keefe, Bruyette & Woods, Inc. and RBC Capital Markets, LLC, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our preferred stock, any Depositary Shares or other securities representing an interest in our preferred stock or any securities that are substantially similar to any shares of our preferred stock or such Depositary Shares or other securities or any securities convertible into or exchangeable for any of such securities. These restrictions will be in effect for a period of 30 days after the date of this prospectus supplement.

In the event that either (i) during the period that begins on the date that is 15 calendar days plus three (3) business days before the last day of the 30-day restricted period and ends on the last day of the 30-day restricted period, we issue an earnings release or material news or a material event related to us occurs, or (ii) prior to the expiration of the 30-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 30-day restricted period, the restrictions described in the preceding paragraph will continue to apply until the expiration of the date that is 15 calendar days plus three (3) business days after the date on which the earnings release is issued or the material news or event related to us occurs.

At any time and without public notice, Keefe, Bruyette & Woods, Inc. and RBC Capital Markets, LLC may, in their sole discretion, release us from these restrictions.

Indemnification and contribution

We have agreed to indemnify the Underwriters and their affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the Underwriters, their affiliates and their controlling persons may be required to make in respect of those liabilities.

NYSE listing

The Depositary Shares are a new issue of securities with no established trading market. We intend to apply to list the Depositary Shares on the NYSE under the symbol “FNBPrE”. If the application for listing is approved, we expect trading of the Depositary Shares on the NYSE to begin within the 30-day period after the initial delivery of the Depositary Shares. The underwriters have advised us that they intend to make a market in the Depositary Shares before commencement of trading on the NYSE. They will have no obligation to make a market in the Depositary Shares, however, and may cease market-making activities, if commenced, at any time. An active trading market on the NYSE for the Depositary Shares may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Depositary Shares could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer Depositary Shares at the time and price desired will be limited. We do not expect that there will be any separate trading market for the shares of the Preferred Stock except as represented by the Depositary Shares.

Price stabilization and short positions

In connection with this offering, the Underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Depositary Shares, including:

•	stabilizing transactions;
•	short sales; and
•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Depositary Shares while this offering is in progress. These transactions may also include making short sales of our Depositary Shares, which involve the sale by the Underwriters of a greater number of Depositary Shares than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the Underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The Underwriters may close out any short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The Underwriters must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our Depositary Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Depositary Shares offered hereby. Any such short positions could adversely affect future trading prices of the Depositary Shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the EEA

In relation to each Relevant Member State, each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Depositary Shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Underwriter or Underwriters nominated by F.N.B. for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer shall result in a requirement for the publication by us or any of the Underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of the Depositary Shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State” means the communication in any form and by any means of sufficient information on the terms of the offer and the Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Depositary Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each Underwriter has advised us that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 (financial promotion) of the Financial Service and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Depositary Shares in circumstances in which Section 21(1) of the FSMA does not apply to F.N.B.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Depositary Shares in, from or otherwise involving the United Kingdom.

Notice to Residents of Canada

The Depositary Shares may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

LEGAL MATTERS

The validity of the Depositary Shares and the Preferred Stock will be passed upon for us by Greenberg Traurig LLP. Reed Smith LLP will act as counsel to the issuer, and Sidley Austin LLP will act as counsel to the underwriters in this offering.

EXPERTS

The consolidated financial statements of F.N.B. appearing in F.N.B.’s Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of F.N.B.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Units

From time to time, we may offer and sell, in one or more offerings, any combination of the securities listed above. The debt securities, warrants, stock purchase contracts, stock purchase units and preferred stock may be convertible into or exercisable or exchangeable for our common or preferred stock or other securities or debt or equity securities of one or more other entities. The preferred stock may be represented by depositary shares. The units may consist of any combination of our securities or debt or equity securities of other entities. We may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering. In addition, selling security holders whom we name in a prospectus supplement may offer and sell our securities from time to time in such amounts and with such discounts and commissions as are set forth in that prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, we will not receive any proceeds from the sale of any securities by any selling security holders.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which we or any selling security holders may offer them. We will describe in an applicable prospectus supplement the specific terms of any securities we will offer, and the specific manner in which we will offer them. A prospectus supplement may modify or supersede information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by one or more prospectus supplements describing the method and terms of the applicable offering. References herein to “prospectus supplement” include any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

We may sell the securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continuous or delayed basis. We will state the names of any underwriters in the applicable prospectus supplement. We may also sell securities directly to investors. If appropriate, we will include or incorporate by reference in a prospectus supplement a discussion of certain risks that you should consider in connection with an investment in the offered securities.

Our common stock trades on the New York Stock Exchange, or NYSE, under the trading symbol “FNB.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

These securities are unsecured and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

These securities involve investment risks, including possible loss of principal. Please read carefully the section entitled “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 15, 2012.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference as described under “Where You Can Find More Information” and “Documents Incorporated by Reference.” We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is truthful or complete at any date other than the date appearing on the cover page of those documents.

i

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our periodic reports referred to in “Documents Incorporated by Reference” below and, if included in a prospectus supplement, under the caption “Risk Factors” in the applicable prospectus supplement.

ABOUT THIS PROSPECTUS

All references in this prospectus to “FNB,” “Company,” “we,” “our” and “us” refer to F.N.B. Corporation and its consolidated subsidiaries unless the context otherwise requires.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration process. Under this shelf registration process, we and certain holders of our securities may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or holders of our securities may offer. Each time we or holders of our securities sell securities under this shelf registration statement, we will provide a prospectus supplement that contains specific information about the securities offered and the terms of the offering. The prospectus supplement may also modify or supersede the information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement with the additional information referred to below under “Where You Can Find More Information” and “Documents Incorporated by Reference.”

This prospectus does not contain all of the information in our registration statement. Whenever a reference is made in this prospectus to a Company contract or other document, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet web site that contains proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also find information about us by visiting our web site at

http://www.fnbcorporation.com. Information contained in our web site does not constitute part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” the information in the documents we file with the SEC. Therefore, we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, and information we file with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in or incorporated by reference into this prospectus.

We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act,

on or after the date of the initial filing of the registration statement that contains this prospectus and before the termination of the offering of securities under this prospectus, other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules. The SEC file number for these documents is 001-31940.

•	Our annual report on Form 10-K, filed on February 28, 2012, for the year ended December 31, 2011;

•	The portions of our definitive proxy statement on Schedule 14A filed on April 4, 2012 that are incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2011;

•	Our quarterly report on Form 10-Q, filed on May 9, 2012, for the quarter ended March 31, 2012;

•	Our current reports on Form 8-K, filed on January 4, 2012 (two filings), January 13, 2012, January 23, 2012, February 6, 2012, February 22, 2012, March 27, 2012 and April 23, 2012; and

•

The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Shareholder Relations, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148; telephone: (800) 555-5455, ext. 4944.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein may contain, and from time to time our management may make, statements, estimates or projections that constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, or PSLRA. Those statements are not historical facts, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside our control. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in such statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” and the negative of these terms and other comparable terminology. We caution you not to place undue reliance on forward-looking statements, which speak only as of the dates they are made.

Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions and may include projections relating to our future financial performance, including our growth strategies and anticipated trends in our business. There are a number of factors that could cause our future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) various monetary and fiscal policies and regulations of the U.S. Government that may adversely affect the businesses in which we are engaged; (6) technological issues which may adversely affect our financial operations or customers; (7) changes in the securities markets; (8) housing prices; (9) the job market; (10) consumer confidence and spending habits; or (11) estimates of fair value of certain of our assets and liabilities. For a detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements, you should refer to our most recent annual report on Form 10-K, including the sections entitled “Risk Factors” in Part I,

Item 1A of that report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7, as well as our subsequent quarterly and current reports filed with the SEC. These risks and uncertainties are not exhaustive however. Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or the relevant report to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

OUR COMPANY

We were formed in 1974 as a bank holding company. During 2000, we elected to become and remain a financial holding company under the Gramm-Leach-Bliley Act of 1999. We have four reportable business segments: community banking, wealth management, insurance and consumer finance. As of March 31, 2012, through our community banking affiliate, First National Bank of Pennsylvania, we had 267 community banking offices in Pennsylvania and Ohio and 63 consumer finance offices in those states as well as Tennessee and Kentucky. Our community banking affiliate also had two commercial loan production offices in Florida as of that date, with the focus of managing the Florida loan portfolio originated in prior years.

Through our subsidiaries, we provide a full range of financial services, principally to consumers and small- to medium-sized businesses in our market areas. Our business strategy focuses primarily on providing quality, community-based financial services adapted to the needs of each of the markets we serve. We seek to maintain our community orientation by providing local management with certain autonomy in decision-making, enabling them to respond to customer requests more quickly and to concentrate on transactions within their market areas. However, while we seek to preserve some decision-making at a local level, we have established centralized legal, loan review and underwriting, accounting, investment, audit, loan operations and data processing functions. The centralization of these processes has enabled us to maintain consistent quality of these functions and to achieve certain economies of scale. As of March 31, 2012, we had total assets of $11.7 billion, net loans of $7.7 billion and deposits of $9.1 billion.

Our executive officers are located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, our telephone number is (724) 981-6000, and our website address is http://www.fnbcorporation.com. Information contained on our web site is not incorporated by reference into and does not form any part of this prospectus.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we will use the net proceeds from the sale of any securities we sell for general corporate purposes, including working capital, acquisitions, capital expenditures and the repayment of indebtedness. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for the periods indicated:

	For the three months ended March 31,		For the years ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges:
Excluding interest on deposits	6.72x	4.79x	6.09x	4.90x	2.34x	1.89x	2.91x
Including interest on deposits	2.72x	2.11x	2.55x	2.13x	1.41x	1.27x	1.56x

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	6.72x	4.79x	6.09x	4.90x	2.11x	1.89x	2.91x
Including interest on deposits	2.72x	2.11x	2.55x	2.13x	1.36x	1.27x	1.56x

Note:	We calculate our ratio of earnings to fixed charges by adding income before income taxes plus fixed charges and dividing that sum by our fixed charges. Our fixed charges consist of interest expense and the portion of our rental expense deemed to represent interest. We calculate our ratio of earnings to fixed charges and preferred stock dividends by adding income before income taxes plus fixed charges minus preferred stock dividends and dividing that sum by our fixed charges. Our fixed charges for this ratio consist of interest expense, the portion of our rental expense deemed to represent interest and preferred stock dividends.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities, depositary shares, stock purchase contracts, stock purchase units and units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of the terms and conditions of each security. When we offer one or more of these securities in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. This prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The following description of shares of our common stock, par value $0.01 per share, is a summary only and is subject to applicable provisions of the FBCA and our articles of incorporation and by-laws. You should refer to, and read this summary together with, our articles of incorporation and by-laws to review all of the terms of our common stock.

General

We are authorized to issue up to 500,000,000 shares of common stock, of which 139,554,146 shares were outstanding as of April 30, 2012. Our common stock is traded on the NYSE under the symbol “FNB.” The transfer agent and registrar for our common stock is Registrar & Transfer Company.

As of April 30, 2012, we had 12,092,906 shares of common stock reserved for issuance under our employee stock plans (including the F.N.B. Corporation Progress Savings 401(k) Plan), dividend reinvestment and stock purchase plan and convertible notes. In addition, we have reserved 1,470,682 shares of common stock for issuance in connection with the exercise of the warrants we issued to the U.S. Department of the Treasury, or Treasury, as described below. After taking into account these issued and reserved shares, we have 346,882,266 shares of authorized but unissued common stock available for issuance.

Voting and Other Rights

The holders of our common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon such matter. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes.

In the event of a liquidation, holders of our common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding.

Our common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

Distributions

The holders of our common stock are entitled to receive such dividends or distributions as our board of directors may declare out of funds legally available for such payments, subject to any prior rights of any of our then outstanding preferred stock. The payment of distributions by us is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have rights superior to the rights of the holders of its common stock. We may pay stock dividends, if any are declared, from authorized but unissued shares.

As a holding company, we rely primarily on dividends from our subsidiaries as a source of funds to meet our corporate obligations. Our ability to pay dividends to shareholders is largely dependent on dividends from our subsidiaries, principally our banking subsidiary. Our right to participate in any distribution of earnings or assets of our subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal law, the amount of dividends that a national bank such as our banking subsidiary may pay to us in a calendar year is dependent on the amount of net income for the current year combined with its retained net income for the two preceding years. Also, bank regulators have the authority to prohibit our banking subsidiary from paying dividends if the bank regulators determine that it is in an unsafe or unsound condition or that the payment would be an unsafe and unsound banking practice.

Preferred Stock

Our board of directors is authorized to issue up to 20,000,000 shares of our preferred stock, par value $0.01 per share, without shareholder approval unless otherwise required. Our board of directors is authorized to determine the rights, qualifications, limitations and restrictions of each series of our preferred stock at the time of issuance, including, without limitation, rights as to dividends, voting, liquidation preferences and convertibility into shares of our common stock. Shares of our preferred stock may have dividend, redemption, voting and liquidation rights that take priority over our common stock, and may be convertible into our common stock.

We previously established the following series of our preferred stock: 60,000 shares designated as “Series A-Cumulative Convertible Preferred Stock”; 460,000 shares designated as “7-1/2% Cumulative Convertible Preferred Stock”; 100,000 shares designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series C” pursuant to the U.S. Department of Treasury Troubled Asset Relief Capital Purchase Program; and 32,000 shares designated as “Fixed Rate Cumulative Convertible Preferred Stock, Series D” in connection with our acquisition, consummated on January 1, 2012, of Parkvale Financial Corporation. We have redeemed all of the shares of preferred stock that we previously issued. Consequently, no shares of our preferred stock are currently outstanding.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of shareholders.

The following summary contains a description of the general terms and provisions of the preferred stock that we may issue. Other terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to our articles of incorporation and the articles of amendment to our articles of incorporation which will be filed with the SEC in connection with the offering of a particular series of preferred stock.

Terms

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock being offered for the specific terms of the preferred stock, including:

•	The number of shares constituting the series and the distinctive serial designation of such series;

•

The dividend rate for such series, the date or dates from which dividends shall commence to accrue, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights or preference, if any, of payment of dividends thereon;

•

Whether or not the shares of the series are redeemable and, if redeemable, the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

•	The sinking fund provisions, if any, for the redemption or purchase of shares of such series;

•	The preferential amount or amounts payable upon shares of such series in the event of any liquidation, dissolution or winding up of our affairs;

•	The voting rights of shares of such series;

•	The terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of our shares into which such shares may be converted; and

•	Such other terms, limitations and relative rights and preferences, if any, of shares of such series as our board of directors may, at the time of such resolutions, lawfully fix and determine.

Ranking

Unless we provide otherwise in the applicable prospectus supplement, the preferred stock offered through the prospectus supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all other equity securities ranking junior to the offered preferred stock;

•	on a parity with all of our equity securities ranking on a parity with the offered preferred stock; and

•	junior to all of our equity securities ranking senior to the offered preferred stock.

As used herein, the term “equity securities” does not include convertible debt securities.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock, holders of our preferred stock will be entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and to share pro rata in such distributions based on the number of preferred shares, common stock and other parity equity securities outstanding.

Voting Rights

Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock, the holders of each series of our preferred stock are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, set forth in the applicable prospectus supplement, plus an amount, if applicable, equal to all distributions accrued and unpaid thereon, which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock, then the holders of our preferred stock and all other such classes or series of equity security will share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of our preferred stock, our remaining assets will be distributed among the holders of any other classes or series of our equity securities ranking junior to our preferred stock according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable prospectus supplement. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that preferred stock.

Exchangeability

The holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

Redemption

If so provided in the applicable prospectus supplement, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

Preemptive Rights

Unless provided in the applicable prospectus supplement, the shares of our preferred stock to be issued will have no preemptive rights.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR ARTICLES OF

INCORPORATION AND BY-LAWS

Our articles of incorporation and by-laws contain certain anti-takeover provisions that may delay or prevent or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our articles of incorporation and by-laws:

•	Require the vote of the holders of at least 75% of our common stock to remove directors without cause;

•	Require shareholders to give us advance notice to nominate candidates for election to our board of directors or to make shareholder proposals at a shareholders’ meeting;

•	Permit our board of directors to issue, without shareholder approval unless otherwise required by law, preferred stock with such terms as our board of directors may determine; and

•	Require the vote of the holders of at least 75% of our common stock for shareholder amendments to our by-laws.

Under Florida law, the approval of a business combination with a shareholder owning 10% or more of the voting shares of a corporation requires the vote of holders of at least two-thirds of the voting shares not owned by such shareholder, unless the transaction is approved by a majority of the corporation’s disinterested directors. In addition, Florida law generally provides that shares of a corporation acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority of the corporation’s disinterested shareholders.

These provisions of our articles of incorporation and by-laws and of Florida law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of our shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market price of our common stock, and may also inhibit increases in the trading price of our common stock that could result from takeover attempts.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under an indenture between us and a U.S. banking institution, as the indenture trustee. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indenture from time to time after we execute it.

This prospectus summarizes the material provisions of the indenture and the debt securities that we may issue under an indenture. This summary may not describe all of the provisions of the indenture or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of indenture that are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable prospectus supplement.

Terms

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	The title and form of the debt securities;

•	Any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	The person to whom any interest on a debt security of the series will be paid;

•	The date or dates on which we must repay the principal and any premium;

•	The rate or rates at which the debt securities will bear interest;

•	The date or dates from which interest will accrue, and the dates on which we must pay interest;

•	The place or places where we must pay the principal and any premium or interest on the debt securities;

•	The terms and conditions on which we may redeem any debt security, if at all;

•	Any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	The denominations in which we may issue the debt securities;

•	The manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	The currency in which we will pay the principal of or any premium or interest on the debt securities;

•	The principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•

The amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	If applicable, that the debt securities are defeasible and the terms of such defeasance;

•

If applicable, the terms of any right to convert the debt securities into, or exchange the debt securities for, shares of our debt securities, preferred stock, common stock or other securities or property;

•	Whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	The subordination provisions that will apply to any subordinated debt securities;

•

Any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	Any addition to or change in the covenants in the indentures; and

•	Any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe the U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock, common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange, and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	The depositary is unwilling or unable to continue as depositary; or

•	The depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and other matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

We will name in a prospectus supplement any other paying agents we designate for the debt securities of a particular series. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger, and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	The successor assumes our obligations under the debt securities and the indentures; and

•	We meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	Failure to pay the principal of or any premium on any debt security when due;

•	Failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	Failure to deposit any sinking fund payment when due;

•

Failure to perform any covenant or agreement in the indenture that continues for a specified number of days after the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series provides written notice;

•	Events of bankruptcy, insolvency or reorganization; and

•	Any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If the holders provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

•	No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	The holder has previously given the trustee written notice of a continuing event of default;

•

The holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	The trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•

The trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holder with respect to specific matters, including:

•	To fix any ambiguity, defect or inconsistency in the indenture; and

•	To change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, we and the trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	Extending the fixed maturity of the series of debt securities;

•	Reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	Reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligations to:

•	Maintain a registrar and paying agents and hold monies for payment in trust;

•	Register the transfer or exchange of the debt securities; and

•	Replace mutilated, destroyed, lost or stolen debt securities.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the debt securities may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money or obligations backed by the full faith and credit of the U.S. that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent registered public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	No event of default shall have occurred or be continuing;

•

In the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•

In the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	We satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The applicable prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company we select that meets certain requirements, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The following summary description of certain common provisions of a deposit agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such deposit agreement and depositary receipts. We will file with the SEC the forms of the deposit agreement and the depositary receipts relating to any particular issue of depositary shares each time we offer depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. We or the bank depositary may terminate the depositary agreement only if:

•	All outstanding depositary shares have been redeemed, or

•

There has been a final distribution in respect of the preferred stock in connection with our liquidation, dissolution or winding up, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties under the depositary agreement, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred or common stock or other securities from time to time. Warrants may be issued independently or together with debt securities or preferred or common stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants.

The following summary of certain general terms of warrants and warrant agreements and any summary description of the warrants and warrant agreements in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable warrants and warrant agreements. The forms of the warrants and the warrant agreements relating to any particular issue of warrants will be filed with the SEC each time we offer warrants, and you should read those documents for provisions that may be important to you.

Reference is made to the prospectus supplement relating to the particular issue of warrants that we may offer pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•

The designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

The number of shares of preferred or common stock purchasable upon the exercise of warrants to purchase preferred or common stock and the price at which such number of shares of stock may be purchased upon such exercise;

•

The designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	The date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	The U.S. federal income tax consequences applicable to such warrants;

•	The amount of warrants outstanding as of the most recent practicable date; and

•	Any other terms of such warrants.

The exercise price for the warrants may be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred or common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred or common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred or common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE

UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

This summary of certain general terms of stock purchase contracts and stock purchase units and any summary description of stock purchase contracts or stock purchase units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable stock purchase contract or stock purchase unit. We will file with the SEC the forms of the stock purchase contracts or stock purchase units, and, if applicable, collateral or depositary arrangements relating to any particular issue of stock purchase contracts or stock purchase units each time we offer these securities, and you should read those documents for provisions that may be important to you. In addition, U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts may also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	The designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	Any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	The terms of the unit agreement governing the units;

•	The U.S. federal income tax considerations relevant to the units; and

•	Whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. We will file with the SEC the forms of the unit agreements and other documents relating to a particular issue of units each time we offer units, and you should read those documents for provisions that may be important to you.

SELLING SECURITY HOLDERS

The securities covered by this prospectus include securities that may be offered or sold by holders other than us. In such a case, we will provide you with a prospectus supplement naming the selling security holders, the amount of securities of the class owned by such holders before and after the offering, the amount of securities to be registered and sold and any other material terms of the securities being sold by each selling security holder. A selling security holder may resell all, a portion or none of such holder’s securities at any time and from time to time in an offering covered by this prospectus and the accompanying prospectus supplement. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act of 1933, or the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we and certain holders of our securities may sell the offered securities in any one or more of the following ways from time to time:

•	Through agents;

•	To or through underwriters;

•	Through dealers;

•	Directly by us or any selling security holder to purchasers; or

•	Through remarketing firms.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	On or through the facilities of the NYSE or any other securities exchange or quotation or trading service on which those securities may be listed, quoted or traded at the time of sale; or

•	To or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

Those at-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	The name or names of any selling security holder, underwriter, dealer or agent;

•	The purchase price of the offered securities and the proceeds, if any, to us from such sale;

•	Any underwriting discount and commission or agency fee and other items constituting underwriters’ or agents’ compensation;

•	Any initial public offering price and any discount or concession allowed or reallowed or paid to dealers; and

•	Any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle such sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of a derivative transaction to close out any related open borrowings of stock. We otherwise may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in either case using this prospectus and the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and disclose any commissions payable by us to such agent. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable “best efforts” basis for the period of its appointment.

If we or the selling security holders use underwriters in the sale of the offered securities, the underwriters will acquire the offered securities for their own account and resell the securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices that the underwriters determine at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we or the selling security holders will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the applicable prospectus supplement. The dealer may be deemed to be an underwriter under the Securities Act.

We or the selling shareholders may directly solicit offers to purchase the offered securities, and we or the selling shareholders may sell the offered securities directly to institutional investors or others. We will describe the terms of any such sales in the applicable prospectus supplement.

We or the selling security holders may authorize underwriters, dealers and agents to solicit offers to purchase the offered securities under contracts providing for payment and delivery on future dates from third parties. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

We or the selling security holders may also offer or sell the offered securities through a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. We will identify any remarketing firm and describe the terms of its agreements with us or the selling security holders and its compensation in the applicable prospectus supplement.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Selling security holders, agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, because the selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders may be subject to the prospectus delivery requirements of the Securities Act.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Underwriters, dealers, agents and remarketing firms or their affiliates may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or the selling security holders in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, Reed Smith LLP, Pittsburgh, Pennsylvania, will pass upon the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of the Corporation and subsidiaries appearing in the Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011 and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon such reports (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

4,000,000 Depositary Shares

Each Representing a 1/40th Interest in a Share of

Fixed-to-Floating Rate Non-Cumulative Perpetual

Preferred Stock, Series E

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Keefe, Bruyette & Woods A Stifel Company	RBC Capital Markets

Lead Manager

J.P. Morgan

Co-Managers

Janney Montgomery Scott LLC	Sandler O’Neill + Partners, L.P.	Sterne Agee

October 29, 2013